UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
ACV AUCTIONS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ACV IS ON A MISSION TO **TRANSFORM THE AUTOMOTIVE INDUSTRY** BY BUILDING THE MOST TRUSTED AND EFFICIENT DIGITAL MARKETPLACE AND DATA SOLUTIONS FOR SOURCING, SELLING AND MANAGING USED VEHICLES WITH **TRANSPARENCY AND COMPREHENSIVE INSIGHTS** THAT WERE ONCE UNIMAGINABLE.

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholders,

On behalf of the Board of Directors, it is our pleasure to invite you to the Annual Meeting of Stockholders of ACV Auctions Inc. on May 30, 2023 at 4:00 p.m., Eastern Time. The Annual Meeting will be held in a virtual-only meeting format, via live webcast. Registration to attend the Annual Meeting is available at www.proxydocs.com/ACVA. The Notice of Annual Meeting of Stockholders and the Proxy Statement contain details of the business to be conducted during the Annual Meeting.

In 2022, the ACV team continued to execute on our mission to digitally transform the automotive industry, resulting in solid financial performance and continued market share gains, while delivering best-in-class services to our dealer partners. We also continued to invest in our ACV team, enabling us to broaden and deepen customer engagement on our nationwide marketplace, and further enhance ACV’s differentiated data and technology moat. All of this was accomplished during another year of very challenging market dynamics in the automotive industry.

Highlights from 2022 included:

•	Revenue growth of 18% year over year, despite an estimated 20% contraction in the dealer wholesale market

•	$9 billion of GMV sold on our digital marketplace

•	Delivered full-year EBITDA results in line with our original 2022 guidance, despite significant top line impacts from market headwinds

•	Performed over one million vehicle inspections - a new record

•	Acquired MONK AI to further broaden our technology footprint

•	Expanded our digital marketplace to over 24,000 market participants

Looking forward, we remain excited about the tremendous opportunity for ACV to address a large and complex industry that is still very early in its adoption of digital solutions. By executing on this opportunity, we expect to deliver significant shareholder value over time. Our strategy to deliver on ACV’s vision remains underpinned by three key pillars: Growth, Innovation and Scale.

We drive Growth by transforming the automotive market with the leading data-driven platform, creating the most trusted and efficient marketplace in the industry. Our Innovation engine delivers technology that extends ACV’s competitive moat and creates additional growth vectors with an expanding suite of products and data services. Our proven business model delivers growth at Scale with attractive unit economics and long-term operating leverage.

ACV’s success would not be possible without the dedicated hard work and creativity of our people, the strategic relationships we’re building with our dealer and commercial partners, and the support and encouragement from our stockholders.

Our “people first” mindset drives everything we do, including how we recruit, develop and retain world class talent, and how we work together as “teammates”. Our dealers and commercial partners are more than just our customers; they collaborate with us and provide invaluable input to our platform. Our team is trained to build long-term relationships, and our approach is centered around a mantra of “calm persistence” as a means for all team members to stay focused on the long game.

Lastly, we remain true to our beliefs. We will continue to deliver on our mission to bring transparency, trust and efficiency to the markets we serve. We will continue to keep the needs of our dealers and commercial partners at the center of our decision-making. We will continue to pursue growth, which includes our investment in training, tools, technology and our product roadmap. We will continue to innovate and expand the breadth of our marketplace and data-driven offerings, both organically and through targeted acquisitions. We will continue to invest in our people and culture.

Thank you for joining us on our journey.

GEORGE CHAMOUN Chief Executive Officer

April 19, 2023

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	Tuesday, May 30, 2023

TIME:	4:00 P.M. (Eastern Daylight Time)

LOCATION:	Register at www.proxydocs.com/ACVA

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of ACV Auctions Inc. (the “Company”) on Tuesday, May 30, 2023 at 4:00 p.m., Eastern Time. The Annual Meeting will be held in a virtual-only meeting format, via live webcast available at www.proxydocs.com/ACVA.

The Annual Meeting will be held for the following purposes:

•	Elect two Class II directors: Brian Hirsch and Eileen A. Kamerick,

•	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers,

•	Approval, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers,

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and

•	Transact or such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

We encourage you to attend the Annual Meeting online. The live webcast will provide you with the ability to participate in the Annual Meeting, vote your shares, and ask questions. In order to do so, you must register prior to the start of the meeting at www.proxydocs.com/ACVA. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions.

The record date for the Annual Meeting is April 3, 2023. Please note that only stockholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

Please refer to the “Voting Information” section of the accompanying proxy statement for additional details.

By Order of the Board of Directors

LEANNE FITZGERALD Chief Legal Officer and Secretary Buffalo, New York April 19, 2023

Whether or not you expect to attend the Annual Meeting, please vote by telephone or through the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement.

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TABLE OF

CONTENTS

1	Proxy Statement

	1	Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 30, 2023

2	Proxy Summary

	2	Annual Meeting of Stockholders 2023

	2	Proposals for Stockholder Voting

	2	Voting Instructions

	3	Business Overview

4	Voting Information

	4	Quorum

	4	Record Date and Stockholders List

	4	Shareholders Eligible to Vote

	4	How to Vote

	5	Changing or Revoking Your Vote

	5	Choosing Not to Vote or Voting with a Blank Proxy Card

	5	Counting of Votes

	6	Voting Results

	6	Stockholder Proposals and Director Nominations for the 2024 Annual Meeting

	7	Proxy Solicitation Costs

8	Proposal 1 Election of Directors

8	Information Regarding Director Nominees and Current Directors

	8	Nominees for Election at the 2023 Annual Meeting of Stockholders (Class II)

	9	Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders (Class III)

	10	Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders (Class I)

11	Board of Directors and Corporate Governance

	11	Independence of Our Board of Directors

	11	Board Leadership Structure

	11	Composition and Diversity of Our Board

	12	Board Diversity

	12	Role of the Board of Directors in Risk Oversight

	13	Meetings of the Board of Directors and its Committees

	13	Information Regarding Committees of the Board of Directors

	15	Board Committees

15 Audit Committee

16 Compensation Committee

16 Nominating and Corporate Governance Committee

	17	Compensation Committee Processes and Procedures

	17	Compensation Committee Interlocks and Insider Participation

	17	Nominating and Corporate Governance Committee Processes and Procedures

	18	Change in the Number of Directors

	18	Communications with our Board of Directors

	19	Environmental, Social and Governance Highlights

	20	Hedging and Pledging Policies

21	Proposal 2 Approval, on a Non-binding, Advisory Basis, of the Compensation of our Named Executive Officers

22	Proposal 3 Approval, on a Non-binding, Advisory Basis, of the Frequency of Future Non-Binding, Advisory Votes to Approve the Compensation of our Named Executive Officers

23	Proposal 4 Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

	23	Principal Accountant Fees and Services

	24	Pre-Approval Policies and Procedures

25	Audit Committee Report

26	Board and Executive Compensation

	26	2022 Director Compensation

	27	Non-Employee Director Compensation Policy

28	Executive Officers

30	COMPENSATION DISCUSSION AND ANALYSIS

	30	Overview

	30	Business Highlights

	31	Executive Summary

	31	Objectives, Philosophy and Elements of Executive Compensation

	32	How We Determine Executive Compensation

	34	Factors Used in Determining Executive Compensation

	35	2022 Executive Compensation Program

	37	2023 Equity Awards

	37	Other Features of Our Executive Compensation Program

	38	Clawbacks

	39	Compensation and Risk Management

	39	Tax and Accounting Considerations

	39	Compensation Committee Report

41	Executive Compensation

	41	2022 Summary Compensation Table

	41	Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

41 Annual Base Salary

42 Annual Performance Bonus Opportunity

42 Equity-Based Incentive Awards

42 Employment Arrangements

	42	2022 Grants of Plan-based Awards

	43	2022 Outstanding Equity Awards at Fiscal Year End Table

	43	2022 Option Exercises and Stock Vested

	43	Employment Arrangements

	44	2022 Potential Payments upon Termination or Change in Control

45 Change in Control Termination

45 Regular Termination

	45	Retirement, Welfare and Personal Benefits

	45	Equity Compensation Plan Information

47 Pay Versus Performance

48 Discussion of Compensation Actually Paid

50 Most Important Performance Measures for FYE 2022

51	Security Ownership of Certain Beneficial Owners and Management

54	Transactions with Related Persons

	54	Policies and Procedures for Transactions with Related Persons

	54	Indemnification Agreements

	54	Employment of Family Member

	54	Banking Relationship

55	Householding of Proxy Materials

56	Annual Report on Form 10-K

57	Electronic Delivery of Future Proxy Materials

58	Other Matters

This Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report, including the Letter from our Chief Executive Officer (or “CEO”), the Proxy Summary and Board and Executive Compensation. These forward-looking statements generally are identified by anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expression. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors,” “Quantitative and Qualitative Disclosures about Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation by ACV Auctions Inc. (“we,” “us,” “our,” “ACV”, “ACV Auctions”, or the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2023 Annual Meeting of Stockholders of the Company to be held virtually on Tuesday, May 30, 2023 at 4:00 p.m. Eastern Time, at www.proxydocs.com/ACVA (the “2023 Annual Meeting”).

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 30, 2023

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s (“SEC”) “notice and access” rules. We believe electronic delivery will expedite the receipt of materials and will help lower costs and reduce the environmental impact of our annual meeting materials. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”).

The Notice will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting of Stockholders, this Proxy Statement, and the 2022 Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice will also provide voting instructions. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting of Stockholders, this Proxy Statement and the 2022 Annual Report on Form 10-K are available on investors.acvauto.com, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about April 19, 2023 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of Annual Meeting of Stockholders, this Proxy Statement, and the Annual Report on Form 10-K for the year ended December 31, 2022 will be made available to stockholders on www.proxydocs.com/ACVA on the same date.

PROXY SUMMARY

This Proxy Statement provides information for stockholders of ACV, as part of the solicitation of proxies by the Company and its Board of Directors from holders of the outstanding shares of the Company’s common stock for use at the 2023 Annual Meeting.

In this section, we highlight certain information discussed in more detail in this Proxy Statement. As it is only a summary, we encourage you to read the entire Proxy Statement before voting.

ANNUAL MEETING OF STOCKHOLDERS 2023

DATE:	May 30, 2023

TIME:	4:00 p.m. Eastern Time

LOCATION:	The Annual Meeting will be held virtually. In order to attend the Annual Meeting, you must register at www.proxydocs.com/ACVA.

MAILING DATE:	The Notice of Annual Meeting of Stockholders, Proxy Statement, and proxy card are first being made available or mailed on or about April 19, 2023.

RECORD DATE:	April 3, 2023

PROPOSALS FOR STOCKHOLDER VOTING

Proposal 1: Election of 2 Class II Directors

(See page 8 for details)

Proposal 2: Approval, on a non-binding, advisory basis, of
  the compensation of our named executive officers

(See page 21 for details)

Proposal 3: Approval, on a non-binding, advisory basis, of

the frequency of future non-binding, advisory votes to

approve the compensation of our named executive

officers

(See page 22 for details)

Proposal 4: Ratification of Appointment of Ernst & Young

LLP as our independent registered public accounting firm.

(See page 23 for details.)

Our Board’s Voting Recommendation:

Proposal 1: Election of two Class II Directors

Proposal 2: Approval of NEO Compensation

Proposal 3: Approval of frequency of NEO Compensation vote

Proposal 4: Ratification of Appointment of Ernst & Young LLP

FOR all nominees FOR Proposal 2 1 Year Proposal 3 FOR Proposal 4

VOTING INSTRUCTIONS

For voting instructions, please see the Voting Information section of this Proxy Statement beginning on page 4.

DIRECTOR NOMINEES				COMMITTEE MEMBERSHIPS

Name Occupation	Age	Director Since	Independent	AC	CC	NG

Brian Hirsch Managing Partner, Tribeca Venture Partners	49	2016	Yes		M

Eileen A. Kamerick ACV Board Member and Audit Committee Chair	64	2020	Yes	C

AC: Audit Committee

CC: Compensation Committee

NG: Nominating and Corporate Governance Committee

 C     Chair

 M     Member

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	3

BUSINESS OVERVIEW

Our mission is to build and enable the most trusted and efficient digital marketplaces for buying and selling used vehicles with transparency and comprehensive data that was previously unimaginable.

We provide a vibrant digital marketplace for wholesale vehicle transactions and data services that offer transparent and accurate vehicle information to our customers. Our platform leverages data insights and technology to power our digital marketplace and data services, enabling our dealers and commercial partners to buy, sell, and value vehicles with confidence and efficiency. We strive to solve the challenges that the used automotive industry has faced for generations and provide powerful technology-enabled capabilities to our dealers and commercial partners who fulfill a critical role in the automotive ecosystem. We help dealers source and manage inventory and accurately price their vehicles as well as process payments, transfer titles and manage arbitrations, and finance and transport vehicles. Our platform encompasses:

•

Digital Marketplace. Connects buyers and sellers of wholesale vehicles in an intuitive and efficient manner. Our core marketplace offering is a 20-minute live auction which facilitates instant transactions of wholesale vehicles, and is accessible across multiple platforms including mobile apps, web, and directly through API integration. We also offer transportation, financing and assurance services to facilitate the entire transaction journey.

•

Data Services. Offer insights into the condition and value of used vehicles for transactions both on and off our marketplace and help dealers, their end consumers, and commercial partners make more informed decisions to transact with confidence and efficiency. We enable dealers to accurately price wholesale and retail inventory while maximizing profit on each vehicle sold by leveraging predictive analytics informed by machine learning.

•	Data and Technology. Underpins everything we do, and powers our vehicle inspections, comprehensive vehicle intelligence reports, digital marketplace, and operations automation platform.

We power our marketplace with technology-driven products and value-added services that address the entire transaction journey, ranging from pre-inspection scheduling to post-auction services including title transferability verification, payment processing, financing, and transportation, and facilitate transactions both on and off our marketplace. Our comprehensive suite of services include ACV Transportation, ACV Capital, and Customer Assurance (Go Green), which help create a seamless and frictionless buying and selling experience for our customers to further enhance our digital marketplace. We also provide data services to our customers for use outside of our marketplace. Our True360 Reports are used by dealers and commercial partners to provide transparent vehicle information to potential buyers, including dealers as well as consumers. Our inventory management system enables dealers to accurately price their wholesale and retail inventory. We believe the data and technology services enabled by our platform can bring value to the entire automotive industry and transform both wholesale and retail markets.

Our platform benefits from a continuous cycle driven by our scaled, digital marketplace and the data and technology we leverage every day. More buyers and sellers engaging on our marketplace drives greater liquidity and greater vehicle selection, which leads to an overall better marketplace experience. This leads to greater scale, driving more vehicle and market data that helps grow our data and technology moat. As we collect more vehicle and market data, we are able to provide greater efficiency to buyers and sellers through more products, which in turn drives greater marketplace supply and scale. For example, our data and technology enable economies of scale that improve our value-added transportation and financing services. As we continue to grow and offer more comprehensive and efficient services, our customers can further benefit from a more streamlined, simple, and consistent experience across the full used vehicle lifecycle. These reinforcing flywheel effects continuously improve our scaled, digital marketplace, and data and technology for our customers, resulting in growth for our platform.

VOTING INFORMATION

QUORUM

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares of common stock entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. As of the close of business on April 3, 2023, (“the Record Date”), there were 128,854,443 shares of Class A common stock and 30,275,430 shares of Class B common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you attend the Annual Meeting virtually, submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

RECORD DATE AND STOCKHOLDERS LIST

The Board has fixed the close of business on April 3, 2023 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of 10 days prior to and including the date of the Annual Meeting, at our corporate headquarters located at 640 Ellicott St., Suite 321, Buffalo, NY 14203.

STOCKHOLDERS ELIGIBLE TO VOTE

You are entitled to vote your shares at the Annual Meeting if you held your shares as of the close of business on the Record Date, April 3, 2023. Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date, and each holder of shares of our Class B common stock will have ten votes per share of Class B common stock held as of the Record Date. Holders of Class B common stock hold the majority of the voting power of our common stock. The holders of the shares of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement.

A list of our record stockholders as of the close of business on the Record Date is held on www.proxydocs.com/ACVA and will be made available to stockholders during the virtual Annual Meeting.

HOW TO VOTE

How you vote will depend on whether you are the stockholder of record or whether you are the beneficial owner of shares held in “street name”.

If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares. You may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card. Votes submitted through the Internet must be received before the polls close at the 2023 Annual Meeting on May 30, 2023.
By Telephone	If you received a printed copy of the Proxy Materials, follow the instructions on the proxy card by the date indicated thereon. Votes submitted through the telephone must be received before the polls close at the 2023 Annual Meeting on May 30. 2023.
By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage- prepaid envelope. Proxy cards submitted by mail must be received prior to the meeting to be voted at the 2023 Annual Meeting.
Online during the Annual Meeting	You may also vote online by attending the meeting through www.proxydocs.com/ACVA. To attend the Annual Meeting and vote your shares, you must register in advance for the Annual Meeting and provide the control number located on your Notice or proxy card.

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	5

If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account, but you must provide such instructions by the deadline provided in the materials provided by your broker bank or other agent. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter.

Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may vote your shares on Proposal 4. Your broker or nominee, however, may not vote your shares on Proposal 1, Proposal 2, or Proposal 3 without your instructions. Such an event would result in a “broker non-vote”. Please instruct your bank, broker or other agent to ensure that your vote will be counted. Please see “Counting of Votes” for additional information regarding the impact of broker non-votes on the proposals.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the Annual Meeting.

CHANGING OR REVOKING YOUR VOTE

If you are a holder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy by mail, telephone or the Internet in the manner described above under “How to Vote,” or by attending the Annual Meeting and voting online during the Annual Meeting. Your most recent vote by proxy card, telephone, or internet or your vote online during the Annual Meeting is the one that is counted. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. If you hold your shares in street name, you must follow the instructions provided by your broker, bank or nominee to revoke your voting instructions, or if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person virtually.

CHOOSING NOT TO VOTE OR VOTING WITH A BLANK PROXY CARD

If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the two nominees for director; “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, “1 Year” for the approval, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers, and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. If any other matter is properly presented at the Annual Meeting, the persons acting as proxies will vote your shares using his best judgment.

COUNTING OF VOTES

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for Proposal 1, votes “FOR,” “WITHHOLD” and broker non-votes; with respect to Proposal 2, votes “FOR,” “AGAINST,” abstentions and broker non-votes; with respect to Proposal 3, votes “One Year,” “Two Years,” “Three Years” and abstentions; and, with respect to Proposal 4, votes “FOR,” “AGAINST” and abstentions. Broker non-votes on Proposals 1, 2 and 3 will have no effect and will not be counted towards the vote total for these proposals.

Votes withheld on Proposal 1 and abstentions on Proposals 2, 3 and 4 will have no effect and will not be counted towards the vote total for these proposals.

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions/ Withholds	Effect of Broker Non-Votes

1	Election of the Class II Directors	The two nominees receiving the most “FOR” votes will be elected	Abstentions not applicable; withheld votes will have no effect	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”

2	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers	Must receive “FOR” votes from the holders of shares representing a majority of the voting power of the outstanding shares of common stock present virtually or represented by proxy and voting affirmatively or negatively	No effect	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”

3	Approval, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers	The frequency (every one year, two years, or three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders	No effect	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”

4	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	Must receive “FOR” votes from the holders of shares representing a majority of the voting power of the outstanding shares of common stock present virtually or represented by proxy and voting affirmatively or negatively	No effect	Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine.” As a result, we do not expect broker non-votes on this proposal.

VOTING RESULTS

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2024 ANNUAL MEETING

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 21, 2023, to our Secretary at 640 Ellicott Street, #321, Buffalo, New York 14203, Attention: Secretary.

Pursuant to our amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the 2024 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so not later than the close of business on March 1, 2024 nor earlier than the close of business on January 31, 2024. However, if the date of our 2024 Annual Meeting of Stockholders is not between April 30, 2024 and June 29, 2024, to be timely, notice by the stockholder must be received (A) not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting of Stockholders and (B) not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting of Stockholders is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

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In addition to satisfying the advance notice provisions in our amended and restated bylaws, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19 no later than March 31, 2024. If the date of the 2024 Annual Meeting of Stockholders changes by more than 30 calendar days from the date of the 2023 Annual Meeting of Stockholders, such notice must instead be provided by the later of 60 calendar days prior to the date of the annual meeting for the 10th calendar day following the public announcement by the Company of the date of the 2024 Annual Meeting of Stockholders.

PROXY SOLICITATION COSTS

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, who will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1 ELECTION OF DIRECTORS

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

Our Board currently consists of seven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each Annual Meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following their election.

Set forth below is biographical information for the director nominees and each director whose term of office will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board to recommend them for board service.

Nominees for Election at the 2023 Annual Meeting of Stockholders (Class II)

BRIAN HIRSCH

Director since 2016 Age 49 COMMITTEES: • Compensation

CURRENT AND PAST POSITIONS

Mr. Hirsch has served as a member of our Board since August 2016. He is a Co-Founder and Managing Partner of Tribeca Venture Partners, (“TVP”), which he formed in 2011, where his investment interests include entrepreneurial startups and high growth companies in numerous sectors, including marketplaces, fintech, SaaS, edtech and consumer related businesses. Prior to founding TVP, Mr. Hirsch was a founder and Managing Director of Greenhill SAVP, the venture capital arm of Greenhill & Co., Inc., from 2006 to 2011. In total, Mr. Hirsch has been a venture capitalist and early-stage tech investor for over twenty-three years. He currently serves on the board of directors of Katapult Holdings, Inc., as well as the boards of numerous private technology companies. Mr. Hirsch holds a B.A. in economics and American studies from Brandeis University.

QUALIFICATIONS AND SKILLS

We believe that Mr. Hirsch is qualified to serve on our Board due to his experience providing guidance and counsel to, including serving on the boards of directors of, a wide variety of companies across different sectors including technology, as well as his experience as a venture capitalist.

EILEEN A. KAMERICK

Director since 2020 Age 64 COMMITTEES: • Audit (Chair) • Nominating and Corporate Governance

CURRENT AND PAST POSITIONS

Ms. Kamerick has served as a member of our Board since March 2020 and is the chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Ms. Kamerick has previously served as chief financial officer at several leading companies, including Houlihan Lokey, Inc., Heidrick & Struggles International, Inc., Leo Burnett Company, Inc. and BP Amoco Americas. Ms. Kamerick currently serves on the boards of directors of Associated Banc-Corp., where she chairs the Corporate Governance & Social Responsibility Committee, and Hochschild Mining, plc, where she serves as chair of the Audit Committee. She also serves on the boards of directors and is a member of the Audit Committee for VALIC Company I and 18 closed-end mutual funds in the Legg Mason mutual fund complex. She will not stand for re-election to the Hochschild Mining, plc board in May 2023. Ms. Kamerick previously served on the boards of directors of 24 AIG and Anchor Trust Funds from January 2018 until December 2021. Ms. Kamerick additionally currently serves as a national board member and chair of the investment committee of the Alzheimer’s Association. Ms. Kamerick is a National Association of Corporate Directors Board Leadership Fellow, and she has also earned the National Association of Corporate Directors Directorship Certification. Ms. Kamerick holds a B.A. in English literature from Boston College, and an M.B.A. and a J.D. from The University of Chicago.

QUALIFICATIONS AND SKILLS

We believe that Ms. Kamerick is qualified to serve on our Board due to her financial expertise and her extensive experience as a director of other companies.

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Mr. Hirsch and Ms. Kamerick are both currently members of our Board and have been nominated for reelection to serve as a Class II director. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that either nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the Annual Meeting of Stockholders to be held in 2026 and until his or her successor has been duly elected, or if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH CLASS II DIRECTOR NOMINEE NAMED ABOVE

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders (Class III)

KIRSTEN CASTILLO

Director since 2020 Age 50 COMMITTEES: • Nominating and Corporate Governance (Chair)

CURRENT AND PAST POSITIONS

Ms. Castillo has served as a member of our Board since October 2020. Ms. Castillo most recently served as Chief Operating Officer of GlobalTranz Enterprises, Inc. (“GlobalTranz”) from May 2017 to November 2018. She previously served as Chief Executive Officer of Logistics Planning Services (“LPS”) from September 2012 until its acquisition by GlobalTranz in May 2017. Ms. Castillo also served as Chief Operating Officer of LPS from September 2010 to September 2012. Since April 2020, Ms. Castillo has served on the board of directors of Ocugen, Inc. She has also served on the board of directors of The Marvin Companies since April 2019. Ms. Castillo holds a B.S. from the University of Minnesota and a Global Executive M.B.A. from Duke Fuqua School of Business.

QUALIFICATIONS AND SKILLS

We believe that Ms. Castillo is qualified to serve on our Board due to her significant business, management and leadership experience.

RENÉ F. JONES

Director since 2020 Age 58 COMMITTEES: • Audit

CURRENT AND PAST POSITIONS

Mr. Jones has served as a member of our Board since October 2020. Mr. Jones currently serves as Chairman of the board of directors and Chief Executive Officer of M&T Bank Corporation, (“M&T”), and its principal banking subsidiary, Manufacturers and Traders Trust Company (“M&T Bank”), positions he has held since December 2017. Mr. Jones is also a member of the Executive Committee of M&T and M&T Bank. Mr. Jones joined M&T Bank in 1992 and held a number of roles there prior to his elevation to Chairman of the board of directors and Chief Executive Officer, including Executive Vice President of M&T from 2006 to 2017, Chief Financial Officer of M&T and M&T Bank from 2005 to 2016 and Vice Chairman of M&T Bank from 2014 to 2017. Mr. Jones is a director and member of the Audit and Risk Committee of the Federal Reserve Bank of New York and previously served as a member of the Federal Advisory Council of the Federal Reserve Board. He also serves as a member of the board of directors of the Jacobs Institute, a non-profit medical device innovation center in Buffalo, New York. Mr. Jones is on the board of trustees of Boston College and the Massachusetts Historical Society. He also serves as a steward for the Council for Inclusive Capitalism, a director of the Bank Policy Institute, and a member of the UB Council of the State University of New York at Buffalo. Mr. Jones holds a B.S. in management science from Boston College and an M.B.A. with concentrations in finance, organization and markets from the University of Rochester Simon School of Business.

QUALIFICATIONS AND SKILLS

We believe that Mr. Jones is qualified to serve on our Board due to his significant financial and leadership experience with M&T.

BRIAN RADECKI

Director since 2021 Age 52 COMMITTEES: • Audit • Compensation

CURRENT AND PAST POSITIONS

Mr. Radecki has served as a member of our Board since February 2021. Mr. Radecki currently serves as the Founder, Chief Executive Officer and member of the board of directors of Rapa Therapeutics, a clinical stage start-up biotechnology company spun out of the National Cancer Institute in September 2017. Mr. Radecki is also an active angel investor, with investments across several industries in companies at various stages of the corporate lifecycle. Since January 2017, Mr. Radecki has been an investor and member of the board of directors of Wheels Up Partners Holdings LLC. Mr. Radecki also currently serves on the board of directors of Rosecliff Acquisition Corp I after joining its board in February 2021. From 1997 to 2016, Mr. Radecki held various senior operational and financial roles at CoStar Group Inc., (“CoStar”), including serving as its Chief Financial Officer from 2007. While at CoStar, Mr. Radecki helped lead the company’s initial public offering in 1998, along with subsequent equity offerings and several acquisitions. Prior to joining CoStar, Mr. Radecki served as Accounting Manager at Axent Technologies, Inc. Earlier in his career, Mr. Radecki worked at Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, both based in Buffalo, New York. Mr. Radecki received a B.S. in business administration and a dual degree in both accounting and finance from the State University of New York at Buffalo.

QUALIFICATIONS AND SKILLS

We believe Mr. Radecki is qualified to serve on our Board due to his extensive experience working at public companies in senior level roles, along with his substantial investment and advisory experience as a private angel investor and significant financial expertise.

Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders (Class I)

GEORGE CHAMOUN

Director since 2016 Age 48 COMMITTEES: • None

CURRENT AND PAST POSITIONS

Mr. Chamoun has served as our Chief Executive Officer and a member of our Board since September 2016. Prior to joining us, Mr. Chamoun held various positions at Synacor, Inc. (“Synacor”). Mr. Chamoun co-founded Synacor’s predecessor company, Chek, Inc., and served as its Chief Executive Officer from January 1998 until he led the acquisition of MyPersonal.com, Inc. in December 2000 to form Synacor. Prior to departing Synacor in September 2016, Mr. Chamoun most recently served as President of Service Provider Sales and Marketing. In addition to his work as our Chief Executive Officer, Mr. Chamoun currently serves as chairman of Launch NY, a nonprofit organization supporting the start-up ecosystem in upstate New York. Mr. Chamoun holds a B.A. in political science from the State University of New York at Buffalo.

QUALIFICATIONS AND SKILLS

We believe that Mr. Chamoun is qualified to serve on our Board due to his experience building and leading our business and his insight into corporate matters as our Chief Executive Officer.

ROBERT P. GOODMAN

Director since 2017 Age 62 COMMITTEES: • Compensation (Chair)

CURRENT AND PAST POSITIONS

Mr. Goodman has served as a member of our Board since February 2017. Mr. Goodman is a Partner at Bessemer Venture Partners, a venture capital firm which he joined in 1998, and is a Managing Member of Deer Management Co. LLC, the management company for Bessemer Venture Partners’ investment funds, including Bessemer Venture Partners IX L.P., Bessemer Venture Partners IX Institutional L.P. and 15 Angels III LLC. Prior to joining Bessemer Venture Partners, Mr. Goodman founded and served as the Chief Executive Officer of three privately held telecommunications companies. Mr. Goodman served on the board of directors of Blue Apron Holdings from November 2015 to December 2019, is currently a member of the board of directors of CS Disco, and he is or has been a member of the boards of directors of a number of other portfolio companies of Bessemer Venture Partners in the areas of software, mobile and business-to-business marketplace. Mr. Goodman holds a B.A. in Latin American studies from Brown University and an M.B.A. from Columbia University.

QUALIFICATIONS AND SKILLS

We believe that Mr. Goodman is qualified to serve on our Board due to his experience in working with entrepreneurial companies, particularly technology companies, and his experience as a director of both public and private companies.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF OUR BOARD OF DIRECTORS

Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq listing standards and the rules of the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board.

After review in accordance with the independence standards of Nasdaq and the SEC of all relevant identified transactions or relationships between each director, and any of his or her family members, and ACV, our senior management and our independent auditors, our Board has affirmatively determined that the following six of our seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Castillo, Mr. Goodman, Mr. Hirsch, Mr. Jones, Ms. Kamerick and Mr. Radecki. The Board has also determined that each member of our standing committees is independent within the meaning of both Nasdaq’s and the SEC’s director independence standards. In making these determinations, each of our directors provided information regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transaction involving ACV, or received personal benefits outside the scope of such person’s normal consideration. Mr. Chamoun is not independent due to his position as our Chief Executive Officer.

In making this determination, our Board considered the applicable listing standards and rules and the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including their beneficial ownership of our capital stock and the transactions involving them described in “Transactions with Related Persons.”

There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

Our current Board has an independent chair, Mr. Goodman. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our stockholders. If the Chairperson of the Board is not independent, the Board may appoint a Lead Independent Director upon the recommendation of the Nominating & Corporate Governance Committee, which will be a director who qualifies as independent under the applicable rules of Nasdaq.

COMPOSITION AND DIVERSITY OF OUR BOARD

Diversity	Age Mix	Tenure on Board

Our Board believes that a diverse board is better able to effectively oversee our management and strategy, and position ACV to deliver long-term value for our stockholders. Our Board’s goal is to maintain a well-balanced composition that combines a variety of experiences, backgrounds, skills, and perspectives that enable the Board to guide ACV effectively in the pursuit of our strategic objectives. We seek to assemble a board that possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity and high-level management experience necessary to oversee and direct our business.

To that end, we have identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who possess relevant expertise and experience upon which to be able to offer advice and guidance to management, have sufficient time to devote to the affairs of ACV, demonstrate excellence in their field, have the ability to exercise sound business judgment, have experience as a board member or executive officer of another publicly held company, and have the commitment to rigorously represent the long-term interests of our stockholders. To further provide a mix of experience and perspective on the Board, we also take into account diversity (including diversity of gender, ethnic background and country of origin), skills and such other factors that we deem appropriate to maintain a balance of knowledge, experience and capability on the Board.

BOARD DIVERSITY

Board Diversity Matrix (As of April 19, 2023)
Total Number of Directors	7

	Female	Male
Part I: Gender Identity
Directors	2	5
Part II: Demographic Background
African American or Black		1
White	2	4

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight, rather than direct management, of our risk management process as our Board has an active role, as a whole and also at the committee level, in overseeing management of Company risk. Our board administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company.

While our full Board has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our Audit Committee oversees management of our financial risk exposures and the steps our management has taken to monitor and control these exposures. Furthermore, our Audit Committee oversees risks associated with information security, competition and regulation, and mitigation of such risk. Our Audit Committee also oversees the performance of our internal audit function. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to and arising from the Company’s compensation plans and arrangements, which includes evaluating succession plans for our executive officers. The Nominating & Corporate Governance Committee oversees the composition of our Board and development of our directors, oversees the management of risks relating to environmental, social and governance (“ESG”) policies, practices, disclosures and reporting, and evaluates the adequacy of our corporate governance practices and reporting.

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity, and financial, tax and audit-related risks. In addition, among other matters, management provides our Audit Committee periodic reports on our risk programs and investment policy and practices.

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ALL DIRECTORS ATTENDED 100% OF THE MEETINGS OF THE BOARD AND AT LEAST 90% OF THE MEETINGS OF THE COMMITTEES ON WHICH THEY SERVED DURING 2022.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our Board. Our Board met six (6) times during the year ended December 31, 2022. With respect to the committees of our Board, the Audit Committee met ten (10) times during the year ended December 31, 2022, the Compensation Committee met five (5) times and the Nominating and Corporate Governance Committee met three (3) times. During the year ended December 31, 2022, each director attended 100% of the meetings of our Board and at least 90% of the committee meetings on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting of Stockholders. All of our directors then serving attended the 2022 Annual Meeting of Stockholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

Our Board has established a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. Our Board has adopted a written charter for each of our committees, which are available to stockholders on our investor relations website at investors.acvauto.com.

The following table provides membership information for each of the standing committees of our Board:

Name	Audit	Compensation	Nominating and Corporate Governance

George Chamoun

Kirsten Castillo			C

Robert P. Goodman		C

Brian Hirsch		M

René F. Jones	M

Eileen A. Kamerick	C F		M

Brian Radecki	M	M

 C     Chair

 M     Member

 F      Financial Expert and Member

Our Board has determined that each member of each standing committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

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BOARD COMMITTEES

Our Board has three standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

Committee Members: • Eileen A. Kamerick (Chair) • René F. Jones • Brian Radecki

Our Audit Committee consists of Mr. Jones, Ms. Kamerick and Mr. Radecki. Our Board has determined that each member of our Audit Committee satisfies the independence requirements under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Ms. Kamerick, who our Board has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:

•  appointing a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•  helping to ensure the independence and performance of the independent registered public accounting firm;

•  helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;

•  discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•  developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•  reviewing our policies on risk assessment and risk management;

•  reviewing related party transactions;

•  overseeing the scope, design, adequacy and effectiveness of our internal control over financial reporting and our disclosure controls and procedures; and

•  approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations.

COMPENSATION COMMITTEE

Committee Members: • Robert P. Goodman (Chair) • Brian Hirsch • Brian Radecki

Our Compensation Committee consists of Mr. Goodman, Mr. Hirsch and Mr. Radecki. The chair of our Compensation Committee is Mr. Goodman. Our Board has determined that each member of our Compensation Committee is independent under the listing standards of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board in overseeing our compensation policies, plans and programs and to review and determine, or recommend that our Board approve, the compensation to be paid to our executive officers, non-employee directors, and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:

•  approving the retention of compensation consultants and outside service providers and advisors;

•  reviewing and approving, or recommending that our Board approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our Chief Executive Officer and, with his assistance, that of our other executive officers;

•  reviewing and recommending to our Board the compensation of our Chief Executive Officer

•  reviewing and recommending to our Board the compensation of our directors;

•  administering our equity and non-equity incentive plans;

•  reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;

•  reviewing and evaluating succession plans for the executive officers;

•  reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans; and

•  reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

We believe that the composition and functioning of our Compensation Committee complies with all applicable SEC and Nasdaq rules and regulations.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members: • Kirsten Castillo (Chair) • Eileen A. Kamerick

Our Nominating and Corporate Governance Committee consists of Ms. Castillo and Ms. Kamerick. The chair of our Nominating and Corporate Governance Committee is Ms. Castillo. Our Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•  identifying, evaluating, and selecting, or recommending that our Board approve, nominees for election to our Board and its committees;

•  approving the retention of director search firms;

•  evaluating the performance of our Board and of individual directors;

•  considering and making recommendations to our Board regarding the composition of our Board and its committees;

•  considering and making recommendations to our Board or taking action related to ESG matters; and

•  evaluating the adequacy of our corporate governance practices and reporting.

We believe that the functioning of our Nominating and Corporate Governance Committee complies with all applicable SEC and Nasdaq rules and regulations.

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COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

Our Compensation Committee generally meets quarterly and with greater frequency if necessary. The Compensation Committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of ACV Auctions. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that bear upon the determination of an advisor as independent, the Compensation Committee engaged Compensia, Inc. (“Compensia”) as its compensation consultants. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration and approved, which is further discussed in our Compensation Discussion & Analysis section.

Generally, the Compensation Committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executive officers (including our NEOs, other than our Chief Executive Officer), the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by our Chief Executive Officer. The Compensation Committee discusses and recommends proposed compensation for the Chief Executive Officer to our board of directors, which then approves the Chief Executive Officer’s compensation and equity awards. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE PROCESSES AND PROCEDURES

In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee reviews such director’s overall service to ACV during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such director’s independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also evaluates whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. To identify qualified candidates for membership on the Board, our Nominating and Corporate Governance committee considers criteria approved by the Board, including consideration of the potential conflicts of interest, director independence and other requirements. Our Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. Our Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board.

The Nominating and Corporate Governance Committee’s policy is to consider recommendations for director nominees made by stockholders and evaluate them using the same criteria as for other candidates. Recommendations received from stockholders are reviewed by the Nominating and Corporate Governance Committee to determine whether each candidate meets the criteria described herein, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board. Any stockholder recommendation must be sent to the Nominating and Corporate Governance Committee at 640 Ellicott Street, #321, Buffalo, New York 14203, Attention: Secretary, and must include detailed background information regarding the suggested candidate that demonstrates how the individual meets the Board membership criteria.

Any stockholder nominations of director candidates must comply with applicable law and our amended and restated bylaws in order to be brought before an Annual Meeting, which procedures are summarized below, and the Nominating and Corporate Governance Committee will review the qualifications of any such candidate in accordance with the criteria described herein. Stockholders who wish to nominate individuals for election to our board of directors should do so by delivering a written recommendation to our Nominating and Corporate Governance Committee at 640 Ellicott Street, #321, Buffalo, New York 14203, Attention: Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders.

Each submission must include, among other things, the name, age, business address and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of our capital stock, a description of the proposed candidate’s business experience for at least the last five years, and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected, and we may require any proposed nominee to furnish such other information as is reasonably required to determine the eligibility of such proposed nominee to serve as an independent director under applicable Nasdaq requirements or applicable law. For stockholders who wish to nominate directors in accordance with the procedures in our amended and restated bylaws and Rule 14a-19 under the Exchange Act, please see the deadlines described in “Stockholder Proposals and Director Nominations for the 2024 Annual Meeting” above and refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our Board.

CHANGE IN THE NUMBER OF DIRECTORS

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes of directors so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of ACV.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.

Stockholders of ACV wishing to communicate with our Board or an individual director may do so by sending a written communication to the Board or such director c/o 640 Ellicott Street, #321, Buffalo, New York 14203, Attention: Secretary. The Secretary will review each communication, and will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE HIGHLIGHTS

We aim to provide trust and transparency in everything we do, including with respect to our teammates, our customers, our community, and the environment. We continue to invest in bettering our performance with respect to each of these important constituencies, with a focus on maintaining the highest standards of business conduct and ethics. Environmental consciousness, social responsibility, ethics, diversity and inclusion, and responsible corporate governance are core to what we do.

In 2022, we expanded the role of our Nominating and Corporate Governance Committee to include responsibility for considering and recommending to the Board or taking action relating to ESG policies, practices, disclosures, and reporting. Under the oversight of the Nominating and Governance Committee, in 2022, we established a management-level committee devoted to driving ESG improvements acting under the oversight of our Nominating and Corporate Governance Committee. What follows are some areas of focus in the ESG efforts we have undertaken:

SOCIAL

Our foundation is our people. We respect and listen to our people, and we care for their well-being.

Diversity, Equity, and Inclusion:

At ACV, we believe in an inclusive culture in which every individual is welcomed and empowered to celebrate their true selves. We view the principles of diversity, equity, and inclusion as transformative building blocks that result in an ever-evolving organization where we are able to create a universally welcoming environment for our teammates, customers, and the communities in which we operate and with whom we engage. We are committed to recruiting, retaining and developing high performing, innovative and engaged employees with diverse backgrounds and experiences. Our DE&I program is built on three pillars:

1)	Education & Support, including the development and implementation of training and resources at ACV

2)	Service, including partnering with local and national charitable organizations to give back to our communities

3)	Scholarship and Career Services, including creating opportunities for students to access higher education and career services through scholarships, educational programs, and more

Community:

Giving back to the community is a key component of our culture. In particular, we offer company-driven initiatives to support local charities and encourage our teammates to create their own charitable initiatives with teammates in their area. For example, in recent years:

•	We collaborated with Buffalo’s Oishei Children’s Hospital in an employee-led initiative to donate toy cars to children in the hospital.

•	Our veteran’s resource group sponsored service-dog training for veterans.

•

We partnered with a local high school near Buffalo, NY to offer the ACV Program Experience Scholarship to a student whose classwork, grades and presentations about their favored career path demonstrated excellence.

•	Following the mass shooting in Buffalo in 2022, in conjunction with the Mayor of Buffalo, we donated food and time to feed the affected community.

These and many more charitable events keep our teammates engaged with and improving our communities.

Culture and Wellness:

We are proud of our corporate culture which is centered around providing trust and transparency, and our efforts in this space places us in a better position to use these values to drive better business results. We have been identified as one of the best workplaces in New York State by Great Place to Work and Fortune magazine.

ACV regularly offers wellness programs including physical fitness challenges, financial wellness educational courses, and meditation classes to address the overall wellness of our teammates. We provide financially and family-friendly health care options including generous parental leave, telehealth resources, and country-wide health insurance.

ENVIRONMENTAL

By the very nature of our business, we encourage auto dealers to spend less resources moving vehicles, and facilitate the reuse of existing resources. Since the primary focus of our business is a digital platform for dealers to buy and sell cars from each other, we reduce the need to transfer vehicles multiple times before they get to the end buyer. Reduced transporting of vehicles results in less use of gasoline, lower CO2 emissions, and less congestion on our roads and rail systems. We are also focused on the used car industry, encouraging the reuse of existing vehicles.

We also are mindful of our environment in our day-to-day activities, offering recycling services in our offices, water dispensers with the goal of reducing the use of individual bottled water, offering EV charging stations at our headquarters, and organizing electronic waste disposal and donation opportunities.

GOVERNANCE

Code of Business Conduct and Ethics

Our Board has adopted a written code of business conduct and ethics that applies to all of our employees, officers and directors. The full text of our code of business conduct and ethics is available on the investor relations section of our website, which is located at https://investors.acvauto.com. We are committed to maintaining high standards of financial integrity, open communication, and a workplace environment where employees can raise concerns free of harassment, discrimination or retaliation. We maintain a formal whistleblower policy which describes the means by which employees, directors and officers can report suspected violations of our code of business conduct and ethics. We conduct our business and have put policies in place to ensure our teammates act under the guiding principles of integrity and fair dealing in all that we do.

We believe our Board of Directors’ responsibility is to fulfill its fiduciary duties and otherwise to exercise business judgment in the best interests of the Company and its stockholders. To guide itself in exercising its responsibilities, the Board has adopted corporate governance guidelines which are designed to give directors a flexible framework for effectively pursuing the Company’s objectives for the benefit of its stockholders. The corporate governance guidelines set forth the practices the Board intends to follow with respect to board composition and selection, the role of the Board of Directors, board meetings and involvement of senior management, Chief Executive Officer performance evaluation, succession planning, and board committees and compensation.

HEDGING AND PLEDGING POLICIES

Our Board has adopted an Insider Trading Policy, which prohibits hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds. In addition, our Insider Trading Policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares of Class A common stock as collateral for a loan.

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PROPOSAL 2 APPROVAL, ON A NON- BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the tables included under the heading “Executive Compensation” and the accompanying narrative).

You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.

The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the ACV Auctions Annual Meeting of Stockholders to be held on May 30, 2023, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”

The approval of this non-binding proposal requires the affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of common stock present by virtual attendance or represented by proxy and voting affirmatively or negatively at the Annual Meeting.

Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3 APPROVAL, ON A NON- BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that every six years we must provide stockholders an opportunity to vote, on a non-binding, advisory basis, for their preference on how frequently we should seek future non-binding, advisory votes to approve the compensation of our named executive officers (such as the one described in Proposal No. 2 above). Specifically, stockholders may indicate whether they would prefer these advisory resolutions on named executive officer compensation to be presented for stockholder approval every one, two or three years.

Our board of directors believes at this time that an annual frequency is appropriate for ACV. The board of directors believes that an annual vote on named executive officer compensation provides stockholders with the opportunity to provide timely and direct input to the board of directors and the compensation committee about our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. The board of directors will continue to evaluate the appropriate frequency for the stockholder executive compensation vote.

Please note that stockholders are not voting to approve or disapprove the recommendation of the board of directors with respect to this proposal. Instead, the proxy card provides four choices: a one, two or three year frequency or stockholders may abstain from voting on the proposal. The option that receives the highest number of votes of the holders of shares of common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders.

Since this proposal is an advisory vote, the result will not be binding on our board of directors. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board of directors. Our board of directors may decide that it is in the best interests of ACV and our stockholders to hold a non-binding, advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes. We expect that the next stockholder vote on the frequency of non-binding, advisory votes on named executive officer compensation will occur at our 2029 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “ONE YEAR” FREQUENCY FOR FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

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PROPOSAL 4 RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are being asked to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023. Ernst & Young LLP was engaged as the Company’s independent registered public accounting firm by the Audit Committee and has audited the Company’s financial statements since 2018.

The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of common stock present by virtual attendance or represented by proxy and voting affirmatively or negatively at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.

Although ratification is not required by applicable laws, our amended and restated bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value your views on our independent registered public accounting firm. The Audit Committee intends to carefully consider the results of the vote. If the stockholders do not ratify the appointment of Ernst & Young LLP, the committee will reconsider Ernst & Young LLP’s selection. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table presents aggregate fees billed to us by Ernst & Young LLP and its affiliates for the periods set forth below.

	Fiscal Year Ended December 31,

	2022	2021

	(in thousands)

Audit Fees(1)	$2,320	$1,431
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,320	$1,431

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees for the fiscal year ended December 31, 2021 also include fees for professional services provided in connection with our initial public offering including comfort letters, consents, and review of documents filed with the SEC.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but any pre-approval decision made pursuant to such delegation must be reported to the full audit committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of the Company, including establishing, assessing, and maintaining internal controls and audits of the financial statements of the Company on behalf of the Board. The Company’s management has primary responsibility for the financial statements and for assessing and maintaining effective internal control over financial reporting.

The Audit Committee acts pursuant to a written charter. A copy of the charter is available under the “Corporate Governance” section of the “Investor Relations” page of the Company’s website, www.acvauto.com. The Audit Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with our management. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP the accounting firm’s independence.

Based on the foregoing, the Audit Committee has recommended to our Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and filed with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors

Eileen Kamerick, Chair

René Jones

Brian Radecki

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of ACV Auctions under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

BOARD AND EXECUTIVE COMPENSATION

2022 DIRECTOR COMPENSATION

The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Kirsten Castillo	41,000	—	41,000

Robert Goodman	45,500	—	45,500

Brian Hirsch	38,500	—	38,500

Rene Jones	42,000	—	42,000

Eileen Kamerick	57,400	—	57,400

Brian Radecki(3)	47,000	—	47,000
(1)	As of December 31, 2022, the aggregate number of shares underlying outstanding restricted stock units (“RSUs”) and stock options held by each of our non-employee directors was as follows:

Name	Number of Restricted Stock Unit Awards (#)	Number of Shares Underlying Option Awards (#)

Kirsten Castillo	—	100,000

Robert Goodman	—	—

Brian Hirsch	—	—

Rene Jones	—	100,000

Eileen Kamerick	—	143,482

Brian Radecki	26,664	—
(3)

Mr. Radecki joined our Board in February 2021. In connection with his commencement of services, in February 2021, we granted Mr. Radecki RSUs representing a contingent right to receive 40,000 shares of our Class B common stock. The RSUs include both a service-based vesting requirement and a performance-based vesting requirement, where the performance-based requirement was satisfied upon completion of our initial public offering. The service-based requirement will be satisfied with respect to one-third of the RSUs on each of the first, second and third anniversaries of the grant date, subject to Mr. Radecki’s continuous service with us as of each such date. In the event of a change in control of the Company, the RSUs will vest in full, subject to Mr. Radecki’s continuous service as a director through such date.

Mr. Chamoun, our Chief Executive Officer, is also a member of our Board but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Chamoun.

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NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Our Board adopted a non-employee director compensation policy, which became effective in March 2021, that is applicable to all of our non-employee directors. This non-employee director compensation policy provides that each such non-employee director will receive the following compensation for service on our Board:

Type of Compensation	Amount

Annual Board Retainer	$33,500

Independent Chair of the Board	$25,000

Lead Independent Director (if any)	$17,000

Committee Member Retainer	Audit Committee - $8,500
Compensation Committee - $5,000
Nominating and Corporate Governance Committee $3,900

Committee Chair Retainer (in lieu of the Committee Member Retainer above)	Audit Committee - $20,000
Compensation Committee - $12,000
Nominating and Corporate Governance Committee $7,500

Initial RSU Awards

All non-employee directors who join our Board after the effective date of the non-employee director compensation policy will be granted, upon the director’s initial election or appointment to our board, an RSU award with an aggregate grant date fair value, as calculated in accordance with FASB ASC Topic 718 (“ASC Topic 718”), vesting in three equal annual installments, subject to the non-employee director’s continued service through each applicable vesting date.

Aggregate Grant Date Fair Value of $330,000

Refresher RSU Awards

Except in the case of our non-employee directors who were serving on the Board as of the effective date of the non-employee director compensation policy, a refresher RSU award will be granted at each Annual Meeting of our Stockholders to each non-employee director who (i) has served as a non-employee member of our board for at least six months prior to the Annual Meeting and (ii) continues to serve following such Annual Meeting. Such refresher RSU awards will have an aggregate grant date fair value, as calculated in accordance with ASC Topic 718, and will vest on the first anniversary of their grant date (or the day immediately preceding the next Annual Meeting, if sooner). The non-employee directors who were serving on the Board as of the effective date of the non-employee director compensation policy will not be eligible for a refresher RSU award until the date of the Annual Meeting held in 2024. Each of our current non-employee directors has served on our Board since the effective date of such policy and, accordingly, none of our current non-employee directors received a refresher RSU award during 2022.

Aggregate Grant Date Fair Value of $165,000

Pursuant to the non-employee director compensation policy, each non-employee director may elect to receive all of his or her cash compensation payable thereunder as an RSU award, which we refer to as the retainer RSU award. If a non-employee director timely makes this election, the retainer grant will be automatically granted to the non-employee director on January 1 of each year and will have an aggregate grant date fair value, as calculated in accordance with ASC Topic 718, equal to the aggregate cash compensation that would have otherwise been paid for the upcoming calendar year. Each retainer RSU award will vest in four equal installments on the last day of each of the company’s fiscal quarters, subject to the non-employee director’s continued service though each applicable vesting date. None of our current non-employee directors has made such an election.

Each of the RSU awards granted under the non-employee director compensation policy described above will be granted under our 2021 Equity Incentive Plan (“2021 Plan”). Each such award will vest subject to the non-employee director’s continued service with us through each applicable vesting date, provided that each RSU award will vest in full upon a “Change in Control,” as defined in the 2021 Plan.

EXECUTIVE OFFICERS

The following table sets forth, for our executive officers, their ages and position held with us as of the date of this Proxy Statement:

Name	Age	Principal Position

George Chamoun	48	Chief Executive Officer and Director

Craig Anderson	46	Chief Corporate Development and Strategy Officer

Leanne Fitzgerald	57	Chief Legal Officer and Secretary

Vikas Mehta	47	Chief Operating Officer

Michael Waterman	54	Chief Sales Officer

William Zerella	66	Chief Financial Officer

Biographical information for George Chamoun is included above with the director biographies under the caption “Information Regarding Director Nominees and Current Directors.”

CRAIG ANDERSON

Chief Corporate Development and Strategy Officer	Craig Anderson has served as our Chief Corporate Development and Strategy Officer since June 2018, and until February 2022 also served as our Chief Legal Officer. He previously served as Chief Financial Officer at Compass, a real estate platform, from July 2017 until March 2018. Before that, Mr. Anderson served as Chief Financial Officer and Chief Operating Officer of Flywheel Sports, a technology-enabled fitness provider, from September 2015 to June 2017, as well as President and Chief Operating Officer at Opt-Intelligence, an advertising exchange, from April 2013 to September 2015. Mr. Anderson began his career as an attorney at O’Melveny & Myers LLP before moving to the investment banking division of The Blackstone Group. Mr. Anderson holds a B.A. in economics from the University of California, Berkeley, a J.D. from Harvard Law School and an M.B.A. from The Wharton School at the University of Pennsylvania.

LEANNE FITZGERALD

Chief Legal Officer

Leanne Fitzgerald has served as our Chief Legal Officer and Secretary since February 2022. Prior to her appointment at ACV, she was Senior Vice President, General Counsel and Secretary at Cerence, Inc. a provider of voice assistant solutions to automotive OEMs, since October 2019. Previously, Ms. Fitzgerald was with Nuance Communications Inc. (“Nuance”) and served as its Vice President, Associate General Counsel, Corporate, Securities and Compliance and Assistant Secretary from 2018 and as Vice President, Associate General Counsel and Assistant Secretary since 2014, and Associate General Counsel Intellectual Property since 2008. Prior to joining Nuance, she served in a variety of positions with increasing responsibility in the legal department of EMC Corporation from 1994 to 2008, culminating as Associate General Counsel. Ms. Fitzgerald holds a B.S. in engineering from the University of Massachusetts at Amherst and a J.D. from the University of New Hampshire School of Law, the Franklin Pierce Law Center.

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VIKAS MEHTA

Chief Operating Officer	Vikas Mehta has served as our Chief Operating Officer since January 2019. Prior to joining us, Mr. Mehta served for over a decade in several leadership roles in North America and Europe at eBay, Inc. (“eBay”), including as Payments Lead, Americas from June 2018 to January 2019 and General Manager, Consumer Business Germany from June 2015 to May 2018. He has also served as Chief Operating Officer at Kijiji, an eBay subsidiary and Canada’s largest classifieds site, in addition to earlier roles at the company. Prior to joining eBay, Mr. Mehta served as Manager of Sourcing Strategy at The Allstate Corporation. Mr. Mehta holds a B.S. in chemical engineering from the University of Florida and master’s degrees in chemical engineering and technology policy from the Massachusetts Institute of Technology

MICHAEL WATERMAN

Chief Sales Officer	Michael Waterman has served as our Chief Sales Officer since April 2019, and previously served as our Senior Vice President, Business Development beginning in October 2016. Prior to his arrival at our company, Mr. Waterman served in various product and sales management roles, including as Division Vice President at Dealertrack, Inc. from November 2012 until July 2016, Director, Strategic Dealer Sales at ADESA, Inc. from March 2011 until October 2013 and National Sales Director, Inventory Solutions at Dealertrack, Inc. from March 2006 until March 2011. He began his career managing automobile dealerships. Mr. Waterman holds a B.S. in finance from Kent College.

WILLIAM ZERELLA

Chief Financial Officer	William Zerella has served as our Chief Financial Officer since September 2020. Prior to joining us, Mr. Zerella served as Chief Financial Officer of Luminar Technologies, Inc. from June 2018 to May 2020. Mr. Zerella also served as Chief Financial Officer of Fitbit, Inc. from June 2014 to June 2018. In addition to these roles, he has previously served as Chief Financial Officer for Vocera Communications, Inc., Force10 Networks Inc., Infinera Corporation and Calient Technologies, Inc., along with holding various other senior level financial and management positions at additional companies, including GTECH Corporation and Deloitte & Touche LLP. Mr. Zerella is currently a member of the Board of TKB Critical Technologies 1, where he also serves as chair of the Audit Committee. Mr. Zerella holds a B.S. in accounting from the New York Institute of Technology and an M.B.A. from the New York University Leonard N. Stern School of Business.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis section discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the fiscal year ended December 31, 2022 for the individuals who served as our principal executive officer, our principal financial officer and our three other most highly-compensated executive officers as of December 31, 2022 (collectively, the “NEOs”):

Name	Position(s)

George Chamoun	Chief Executive Officer and Director

William Zerella	Chief Financial Officer

Vikas Mehta	Chief Operating Officer

Leanne Fitzgerald	Chief Legal Officer and Secretary

Michael Waterman	Chief Sales Officer

Business Highlights

Our Business

Our mission is to build and enable the most trusted and efficient digital marketplaces for buying and selling used vehicles with transparency and comprehensive data that was previously unimaginable.

We provide a vibrant digital marketplace for wholesale vehicle transactions and data services that offer transparent and accurate vehicle information to our customers. Our platform leverages data insights and technology to power our digital marketplace and data services, enabling our dealers and commercial partners to buy, sell, and value vehicles with confidence and efficiency. We strive to solve the challenges that the used automotive industry has faced for generations and provide powerful technology-enabled capabilities to our dealers and commercial partners who fulfill a critical role in the automotive ecosystem. We help dealers source and manage inventory and accurately price their vehicles as well as process payments, transfer titles and manage arbitrations, and finance and transport vehicles.

Financial Highlights for Fiscal Year Ended December 31, 2022

For the fiscal year ended December 31, 2022, highlights of our business included the following:

•	Revenue of $422 million, an increase of 18% year over year.

•	Marketplace and Service revenue of $362 million, an increase of 17% year over year.

•	Auction Marketplace revenue of $176 million, an increase of 7% year over year.

•

Marketplace gross merchandise value (“GMV”) of $9.0 billion, an increase of approximately 14% year over year. Marketplace GMV is primarily driven by the volume and dollar value of Marketplace Units transacted on our digital marketplace. We believe that Marketplace GMV acts as an indicator of the success of our marketplace, signaling satisfaction of dealers and buyers on our marketplace, and the health, scale, and growth of our business. We define Marketplace GMV as the total dollar value of vehicles transacted through our digital marketplace within the applicable period, excluding any auction and ancillary fees.

•

Marketplace Units of 546,088, a decrease of 3% year over year. Marketplace Units is a key indicator of our potential for growth in Marketplace GMV and revenue. It demonstrates the overall engagement of our customers on the ACV platform, the vibrancy of our digital marketplace and our market share of wholesale transactions in the United States. We define Marketplace Units as the number of vehicles transacted on our marketplace within the applicable period. Marketplace Units transacted includes any vehicle that successfully reaches sold status, even if the auction is subsequently unwound, meaning the buyer or seller does not complete the transaction. These instances have been immaterial to date. Marketplace Units excludes vehicles that were inspected by ACV, but not sold on our digital marketplace. Marketplace Units have generally increased over time as we have expanded our territory coverage, added new dealer partners and increased our share of wholesale transactions from existing customers. Although the Marketplace Units decreased by 3% in 2022, we increased our market share in a declining market, because according to our estimates, the dealer wholesale market declined approximately 20% in 2022.

•	GAAP net loss of $102 million, compared to GAAP net loss of $78 million in 2021; Adjusted EBITDA loss(1) of $56 million, compared to Adjusted EBITDA loss of $44 million in 2021.

(1)

Adjusted EBITDA is a performance measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss), adjusted to exclude: depreciation and amortization; stock-based compensation expense; interest (income) expense; other (income) expense, net; provision for income taxes; and other one-time, non-recurring items, when applicable. We monitor Adjusted EBITDA as a non-GAAP financial measure to supplement the financial information we present in accordance with generally accepted accounting principles, or GAAP, to provide investors with additional information regarding our financial results. For further explanation of the uses and limitations of this measure and a reconciliation of our Adjusted EBITDA to the most directly comparable GAAP measure, net income (loss), please see “Appendix A: Non-GAAP Financial Measures.”

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Executive Summary

The key features of our executive compensation program, policies and practices include the following:

What we do	What we don’t do
• Our Compensation Committee consists solely of independent members of our board of directors

•  No hedging and pledging of ACV stock.

•  No pension arrangements or retirement plans or arrangements with our NEOs different than those offered to all employees

•  No single-trigger vesting acceleration upon a change in control

•  No discounted stock options or stock appreciation rights

•  No excessive perquisites, and no tax gross-ups

•  No guaranteed salary increases or bonuses

•  No payment of dividends or settlement of dividend equivalents on unvested equity awards

• Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions
• Our Compensation Committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation peer group used for competitive purposes
• A portion of our NEOs’ target total direct compensation is at-risk and tied directly to our measurable performance
• Equity awards with multi-year vesting periods are currently an integral part of our executive compensation program, and comprise the primary at-risk portion of our NEO compensation package
• Our work culture fosters a focus on long-term value creation supported by tools that help our NEOs to reach and maintain meaningful levels of individual share ownership
• All executive officers are at-will employees

Objectives, Philosophy and Elements of Executive Compensation

Our executive compensation program aims to achieve the following main objectives:

•	position ourselves competitively against our compensation peers to attract and retain top talent and ensure the competitiveness of our pay packages;

•	provide incentives that motivate and reward for achievement of our key measurable performance goals in order to establish and maintain a strong link between pay and performance; and

•

align our executives’ interests with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their compensation incentives to our annual performance.

Our executive compensation program generally consists of the following three principal components: base salary, performance-based bonuses (payable in cash or equity at our discretion) and long-term equity incentive compensation. We also provide our NEOs with benefits available to all our employees, including retirement benefits under ACV’s 401(k) plan and participation in our employee health and welfare benefit plans. The below chart summarizes the three main elements of our executive compensation, their objectives and key features.

Element	Form	Purpose
Base Salary	• Fixed Cash	• Provides stable income for performing job responsibilities

Performance-Based Bonus	• Variable Cash or Equity

•  Rewards achievement of key pre-established corporate financial results for the year that have been identified as the key drivers for our success. As we are a relatively early stage company, our financial metrics are reviewed and established annually to align corporate objectives and reinforce key priorities of the organization.

Long-Term Equity Incentives	• Equity

•  Motivates and rewards for long-term company performance, aligns management and stockholder interests and attracts highly-qualified executives and encourages their continued employment over the long-term.

Our executive compensation philosophy is to provide a market-competitive compensation package to our NEOs that includes significant short-term incentives for the achievement of measurable corporate objectives and long-term incentives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We grant our NEOs long-term incentive compensation in the form of RSUs. We believe that RSUs both align the interests of our employees with our stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater predictability to our NEOs in the value of their compensation. For the fiscal year ending December 31, 2022, we used RSUs as our primary equity vehicle for our executive officers, including our NEOs. Prior to our initial public offering in March 2021, we granted certain members of our management team, including some of our NEOs, long-term incentive compensation in the form of stock options to purchase shares of our Class B common stock.

To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and short-term incentives in the form of annual performance-based payments (payable in cash or equity at our discretion), resulting in total annual compensation for our executive officers that is aligned with market practices in our competitive markets.

During the fiscal year ended December 31, 2022, the Compensation Committee, with the assistance of our independent compensation consultant, Compensia, reviewed our executive compensation, including base salaries, short-term incentives, equity awards and benefit programs, to confirm the continued alignment of our compensation program with stockholder interests and appropriate rewards and incentives for our NEOs.

How We Determine Executive Compensation

Role of our Compensation Committee and Management

The Compensation Committee is appointed by our board of directors and helps our board of directors oversee our compensation program, policies, and plans with the goal of attracting, incentivizing, retaining and rewarding top-quality executive management and employees. The Compensation Committee is responsible for reviewing and determining all compensation paid to our executive officers, including our NEOs, and also reviews our compensation practices, policies and programs.

The Compensation Committee meets quarterly and with greater frequency if necessary throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our NEOs on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate authority to approve executive officer compensation, and retains the final authority to make all compensation decisions for our executive officers, excepting our Chief Executive Officer whose compensation is determined by our Board following the recommendations of our Compensation Committee. The Compensation Committee does not have formal policies for allocating compensation among base salary, annual performance bonuses and equity awards, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each NEO that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives.

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In fulfilling its responsibilities, the Compensation Committee considers input from Compensia and, as appropriate, management. Our executive officers are not present during deliberations of, or decisions regarding, their own compensation. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations with respect to each of our NEOs, other than himself. While the Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own performance and compensation and is not present for these discussions. The Compensation Committee discusses and recommends proposed compensation for the Chief Executive Officer to our board of directors, which then approves the Chief Executive Officer’s compensation and equity awards. From time to time, various other members of management and other employees as well as outside advisors or consultants are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings, including William Zerella (Chief Financial Officer), Leanne Fitzgerald (Chief Legal Officer) and Sallie Reid (Chief People Officer).

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee directly engaged Compensia as its independent compensation consultant for the fiscal year ended December 31, 2022. Compensia’s engagement included:

•

compiling a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for the fiscal year ended December 31, 2022;

•	evaluating the efficacy of ACV’s existing executive compensation strategy and practices in supporting and reinforcing ACV’s long-term goals;

•	periodically reviewing and advising on compensation trends and regulatory developments;

•	reviewing market and peer group equity usage metrics to assist with understanding of ACV’s equity budget relative to market; and

•	periodically conducting a review of our non-employee director compensation policies and practices.

The Compensation Committee has analyzed whether the work of Compensia as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC rules and the applicable Nasdaq listing standards. Compensia did not perform any work for us in 2022, other than in respect of executive officers, and compensation of our vice presidents and non-executive officers. Based on its analysis, the Compensation Committee determined that the work of Compensia and the individual compensation advisors employed by Compensia does not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed Compensia to develop a proposed peer group list of the publicly traded companies to be used in connection with assessing our compensation practices.

Compensia proposed, and the Compensation Committee approved, a group of independent public companies that are reasonably comparable to ACV in terms of industry and financial characteristics to provide management and the Compensation Committee with relevant compensation information to support compensation decision-making. The executive compensation peer group was intended to reflect companies with executive positions of similar scope and complexity to ACV. In determining the peer group, Compensia considered the industry and business focus of the peers, focusing on internet direct marketing retail, interactive media and services and software. Compensia also considered revenue (target range $150 million to $625 million, which represents 0.5x to 2.0x of ACV’s revenue in 2021) and market capitalization (target range $870 million to $8.7 billion, which represents 0.3x to 3.0x of ACV’s market capitalization as of January 2022).

The peer group with respect to the fiscal year ended December 31, 2022 is as follows:

AppFolio	LivePerson	SPS Commerce

BigCommerce Holdings	PagerDuty	The RealReal

BlackLine	Pluralsight	Varonis Systems

CarGurus	Q2 Holdings	Workiva

Digital Turbine	Rapid7	Yext

Duck Creek Technologies	SailPoint Technologies Holdings

Everbridge	Sprout Social

The Compensation Committee reviews our peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. The peer group changed to the following for 2023, taking into account companies that were removed due to exceeding or dropping below the target market capitalization range, and two companies which were acquired (Pluralsight and SailPoint Technologies), along with five companies that were added (Cars.com, Chegg, KAR Auctions, LivePerson and Shutterstock). In determining the new peer group for 2023, Compensia considered the industry and business focus of the peers, focusing again on internet direct marketing retail, interactive media and services and software. The peer group for 2023 was also adjusted to include additional companies in similar industries, as these are companies with which we compete for talent (KAR Auctions and Cars.com). Compensia also considered revenue (target range $200 million to $850 million, which represents 0.5x to 2.0x of ACV’s revenue in 2022) and market capitalization (target range $390 million to $3.9 billion, which represents 0.3x to 3.0x of ACV’s market capitalization as of January 2023).

AppFolio	KAR Auctions

BlackLine	LivePerson

CarGurus	PagerDuty

Cars.com	Q2 Holdings

Chegg	Rapid7

Digital Turbine	Shutterstock

Duck Creek Technologies	Sprout Social

Everbridge	Varonis Systems

Using data compiled from the peer companies, Compensia completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for the fiscal year ended December 31, 2022. Compensia prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based both on an approximation of grant date fair value and as well as ownership percentage), total target cash compensation (base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation) with respect to each of the executive officers, including our NEOs. The Compensation Committee did not target pay to fall at any particular percentile of the market data, but rather reviewed these market data reference points as a helpful reference point in making compensation decisions for the fiscal year ended December 31, 2022. Market data is only one of the factors that the Compensation Committee considers in making compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

The Compensation Committee sets the compensation of our NEOs at levels determined to be competitive and appropriate for each NEO, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below.

•	Existing business needs and criticality for future business needs and performance

•	Each NEO’s individual performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position

•	Relative pay among our NEOs

•	Need to attract new talent to our executive team and retain existing talent in a highly-competitive industry

•	Value of existing equity holdings, including the potential value of unvested equity awards

•	Range of market data reference points, as described above under “Use of Competitive Market Compensation Data”

•	Our Chief Executive Officer’s recommendations (other than in respect to the Chief Executive Officer’s own compensation), based on his direct knowledge of the performance by each of the other NEOs

•	Recommendations from Compensia on compensation policy determinations for the NEOs

•	Company and individual performance

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2022 Executive Compensation Program

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is an important element of compensation intended to attract and retain highly-talented individuals. On April 14, 2022, the Compensation Committee reviewed the base salaries of our NEOs other than our Chief Executive Officer, taking into consideration the competitive market analysis prepared by Compensia and the recommendations of our Chief Executive Officer, as well as the other factors described in the section above. Following this review, and because our NEOs’ cash compensation was on average below the 25th percentile compared to our peers, the Compensation Committee adjusted the annual base salaries of our NEOs for the remainder of 2022 as follows (with our board of directors approving the base salary of the Chief Executive Officer):

NEO	2022 Base Salary	2021 Base Salary	Percent Increase

George Chamoun	$450,000	$325,000	38%

William Zerella	$375,000	$370,000	1%

Vikas Mehta	$375,000	$325,000	15%

Leanne Fitzgerald(1)	$325,000	—	—

Michael Waterman	$325,000	$275,000	18%
(1)	Ms. Fitzgerald commenced employment with us on February 3, 2022. As of her start date and prior to Compensia’s market review, her base salary was $300,000.

Annual Performance-Based Bonus Program

Our annual performance-based bonus program for our executive officers, including our NEOs (the “Performance Bonus Plan”) provides incentive compensation that is specifically designed to motivate our NEOs to achieve pre-established company-wide priorities set by the board of directors or Compensation Committee and to reward them for results and achievements in a given year. The annual target bonus opportunities for our NEOs are typically determined by the Compensation Committee (with approval of the board of directors, in the case of our CEO) each year and are expressed as a percentage of each individual’s annual base salary, with the potential bonus opportunity generally commensurate with each executive officer’s role and responsibilities, and communicated to each NEO. The company-wide priorities are measured at the end of each year after our financial statements have been prepared. The Performance Bonus Plan amounts are paid out in cash or equity or a combination of the two.

The Compensation Committee established the size of the NEOs’ annual target bonus opportunities following a review of the factors described in the section above. The target bonus opportunities approved for each of our NEOs for the fiscal year ended December 31, 2022 were as follows:

NEO	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity(1)

George Chamoun	125%	$562,500

William Zerella	85%	$318,750

Vikas Mehta	85%	$318,750

Leanne Fitzgerald	50%	$162,500

Michael Waterman	100%	$325,000
(1)	Actual payouts of bonuses for 2022 are described below in the section titled Fiscal Year Ended December 31, 2022 Bonus Payouts.

Executive Bonus Goal Setting. The Compensation Committee approved the initial performance metrics and their relative weighting for the performance-based bonus awards under the Performance Bonus Plan for the fiscal year ended December 31, 2022 in April 2022. The targets against which performance is measured are generated through our annual operating plan process, which was approved by our board of directors, and the performance targets were reviewed with our Compensation Committee and finalized in April 2022. Under the Performance Bonus Plan, the Compensation Committee has sole discretion and authority to administer and interpret the plan, including establishing corporate performance goals, and the relative weights of such performance goals. The board of directors also approves the Chief Executive Officer’s bonus under the Performance Bonus Plan, as recommended by the Compensation Committee. The Compensation Committee recommended to the board of directors that the Performance Bonus Plan use an Adjusted EBITDA gate: threshold of $55 million of Adjusted EBITDA loss, target of $53 million of Adjusted EBITDA loss and stretch goal of $52 million of Adjusted EBITDA loss, as well as GAAP revenue goals, with a threshold of $465 million of GAAP revenue (at which point 50% pays out), target of $475 million of revenue (at which point 100% pays out) and stretch bonus goal of $490 million of revenue (at which point 150% pays out). Adjusted EBITDA is a performance measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss), adjusted to exclude: depreciation and amortization; stock-based compensation expense; interest (income) expense; other (income) expense, net; provision for income taxes; and other one-time, non-recurring items, when applicable. For further explanation of the uses and limitations of this measure and a reconciliation of our Adjusted EBITDA to the most directly comparable GAAP measure, net income (loss), please see “Appendix A: Non-GAAP Financial Measures.”

In October 2022, the Compensation Committee met to discuss the difficulties within the volatile environment and the challenges to the dealer wholesale market, which we estimated had declined 20% year over year. Despite these difficulties, we performed better than our public company peers. We continued to increase our market share, and 2022 revenue was $422 million, an increase of 18% year over year. In addition to these growth factors, our management team aggressively reduced our operating expense levels while protecting investments in future growth. Due to our continued performance despite an uncertain economic climate, our Compensation Committee approved a proposal to change our Performance Bonus Plan targets on November 4, 2022.

The new targets for the Performance Bonus Plan were: if we achieved an Adjusted EBITDA loss of no more than $60 million for the year, our bonuses would be earned, with our senior executives receiving 90% of their target bonus amounts and our vice presidents receiving 100% of their target bonus amounts.

The NEOs’ performance-based bonus awards for the fiscal year ended December 31, 2022 are tied to the achievement of these goals, as set forth below.

Fiscal Year Ended December 31, 2022 Bonus Payouts

In accordance with the new target levels for the Performance Bonus Plan approved in 2022 as described above, the NEOs were awarded 90% of their target bonus amounts based on the achievement of an Adjusted EBITDA loss of $56 million, which met our target of an Adjusted EBITDA loss of no more than $60 million. These bonuses were paid out in RSUs that vested upon grant on February 23, 2023. The number of fully-vested RSUs granted to the applicable NEO in satisfaction of the amount payable under the Performance Bonus Plan was determined by dividing the earned performance bonus amount payable (expressed as a dollar value) by the 30 day trailing average closing price of our common stock as of February 13, 2023 pursuant to our 2021 Plan.

NEO	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity	Actual Bonus Earned	Number of Vested RSUs Earned

George Chamoun	125%	$562,500	$506,250	53,686

William Zerella	85%	$318,750	$286,875	30,422

Vikas Mehta	85%	$318,750	$286,875	30,422

Leanne Fitzgerald	50%	$162,500	$146,250	15,510

Michael Waterman	100%	$325,000	$292,500	31,019

Equity Awards

We view long-term incentive compensation in the form of equity awards to be a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our NEOs, to create value for our stockholders. Equity awards also help us retain qualified management in an increasingly competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our NEOs other than our Chief Executive Officer by the Compensation Committee. The Compensation Committee recommends, and the board of directors approves, equity awards made to our Chief Executive Officer. As with other elements of compensation, the Compensation Committee determines or recommends, as applicable, the amount of long-term incentive compensation for our NEOs as part of its annual compensation review and after taking into consideration the individual NEO’s responsibilities and performance and existing equity retention profiles, our total annual projected equity budget and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to NEOs other than the Chief Executive Officer, the Compensation Committee also takes into account the recommendations of the Chief Executive Officer with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively sized awards and resulting target total direct compensation opportunities that the Compensation Committee believes are reasonable and appropriate taking into consideration the factors described herein.

Our equity award program is the primary vehicle for offering long-term incentives to our NEOs. We believe that equity awards provide our NEOs with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executive officers and our stockholders. To date, we have used stock options and RSU awards as our primary long-term incentive compensation vehicle because we believe they are an effective means by which to align the long-term interests of our executive officers with those of our stockholders. We also believe that our equity awards are an important retention tool for our NEOs, as well as for our other employees.

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Prior to our initial public offering in March 2021, we granted certain members of our management team, including our NEOs, long-term incentive compensation in the form of stock options to purchase shares of our Class B common stock. For the fiscal year ending December 31, 2022, we granted only RSUs to our NEOs. The Compensation Committee determined that our 2022 equity awards for our executive officers, including our named executive officers, would be comprised solely of RSU awards. The Compensation Committee believes that RSUs reward performance and deliver retention incentives over the long-term. RSUs cover fewer shares than stock options to deliver a similar value to our NEOs and, as a result, enable us to minimize dilution to stockholders. The Compensation Committee considers RSU awards to be performance based because they provide a return directly in line with our stock price performance and align our executive officers’ interests with those of our stockholders. Equity awards are granted to our NEOs and other employees in the discretion of our Compensation Committee (and board of directors, in the case of the CEO) and are not made at any specific time during a year, but we have typically granted equity awards to our NEOs in March or April. Our Compensation Commitee has discretion whether to grant equity awards to the NEOs in any given year, and our board of directors has discretion whether to grant equity awards to the CEO in any given year.

In June 2022, we granted each of Mr. Chamoun, Mr. Zerella, Mr. Mehta and Mr. Waterman RSUs, representing a contingent right to receive 241,071 shares, 128,571 shares, 128,571 shares and 66,964 shares, respectively, of our Class A common stock under our 2021 Plan. In an effort to use the equity as a long-term incentive and to bring our executives in line with market data related to compensation from comparable companies, we provided our executives these RSU grants. The Compensation Committee also approved a grant of 210,000 RSUs to Ms. Fitzgerald in connection with her commencement of employment in February 2022, with a grant date of April 1, 2022.

The RSUs awarded in 2022 to the NEOs (other than Ms. Fitzgerald) vest in twelve equal quarterly installments beginning on July 1, 2022, subject to the NEO’s continued service with us as of each such date. 25% of Ms. Fitzgerald’s RSUs vested on April 1, 2023 and the remaining RSUs will vest in twelve equal quarterly installments thereafter, subject to Ms. Fitzgerald’s continued service with us as of each such date.

Prior to our initial public offering in March 2021, all of the equity awards we have granted were made pursuant to our 2015 Long-Term Incentive Plan. Following our initial public offering, all of the equity awards we have granted been made under the terms of our 2021 Plan.

2023 Equity Awards

In March 2023, our Compensation Committee recommended, and our board of directors approved, a grant of 420,000 RSUs to Mr. Chamoun, with a grant date of April 1, 2023, vesting each quarter for four years. Our NEOs also received grants approved by our Compensation Committee with a grant date of March 30, 2023, vesting each quarter for four years. Mr. Zerella received 200,000 RSUs, Mr. Mehta received 200,000 RSUs, Ms. Fitzgerald received 150,000 RSUs and Mr. Waterman received 200,000 RSUs.

We also granted RSU awards in February 2023 instead of paying cash bonuses to our NEOs for 2022, as described above in “Fiscal Year Ended December 31, 2022 Bonus Payouts.”

Employee Stock Purchase Plan

Effective March 23, 2021, we adopted the ACV Auctions Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which became effective on the date of the underwriting agreement related to the IPO. We offer all eligible U.S.-based employees, including eligible NEOs, the opportunity to purchase shares of the Company’s Class A common stock pursuant to purchase rights granted to employees under the 2021 ESPP. The price at which Class A common stock is purchased under the 2021 ESPP is equal to 85% of the fair market value of the Company’s Class A common stock on the first or last day of the offering period, whichever is lower. The current offering period for the 2021 ESPP began on December 1, 2022 and will end on May 31, 2023. Mr. Mehta, Mr. Waterman and Ms. Fitzgerald have elected to participate in the 2021 ESPP.

Other Features of Our Executive Compensation Program

Agreements with Our NEOs

Each of our NEOs has entered into a form of confirmatory offer letter, which has no specific term and provides for at-will employment. The offer letter supersedes and replaces the terms of any previous employment agreement. The offer letter provides for base salary, target bonus expressed as a percentage of base salary (to be determined in the sole discretion of the Company) and eligibility for participation in the Severance Plan, described below.

In addition, each of our NEOs has executed our standard employee covenants agreement governing the protection of confidential information, intellectual property and inventions, which provides for a non-compete obligation and non-solicitation of employees, consultants, contractors, customers or potential customers for one year after termination of employment for any reason .

Severance and Change in Control Plan

We maintain a Severance Plan in which our NEOs, and certain other employees, participate, at the discretion of our Compensation Committee. The purpose of the Severance Plan is to mitigate the distraction and uncertainty caused by the prospect of job loss, whether or not in connection with a chance in control.

The Severance Plan provides that upon a termination of an eligible participant’s employment with us that is effected by us without “cause”, as defined in the Severance Plan (or as otherwise provided in an individual participation agreement), outside of the change in control period, an eligible participant will be entitled to receive, subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (1) a cash payment equal to nine or twelve months (for the Chief Executive Officer) of such eligible participant’s annual base salary then in effect (based on the employee designation of the participant) and (2) continued payment of premiums for the eligible participant’s continued coverage under our health insurance plans for a period of time (either nine or twelve months for the Chief Executive Officer). The Chief Executive Officer is additionally entitled to receive such severance benefits if he resigns for “good reason.”

The Severance Plan also provides that upon a termination of an eligible participant’s employment with us that is effected by us without “cause” within the change in control period, which is three months prior to the closing and 12 months after the closing of a change in control of our company , the eligible participant will be entitled to receive, subject to, among other things, the execution, delivery and effectiveness of a customary release of claims in our favor, (1) a lump sum cash payment equal to 12 or 18 (for the Chief Executive Officer) months of such eligible participant’s annual base salary then in effect (based on the employee designation of the participant), (2) an additional lump sum cash payment equal to either 100% or 150% (for the Chief Executive Officer)) of the annual target cash bonus for the year in which the termination occurs, (3) continued payment of premiums for the eligible participant’s continued coverage under our health insurance plans for a period of time (either 12 or 18 months (for the Chief Executive Officer) and (4) all time-vesting stock options and other stock awards that the participant holds as of the date of termination will accelerate, and any performance-vesting equity awards will vest and become exercisable according to the applicable award agreements. Executive officers, including our NEOs and our Chief Executive Officer, are additionally entitled to receive such severance benefits if he or she resigns for “good reason” within the change in control period.

The payments and benefits provided under the executive severance plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). These payments and benefits may also subject an eligible participant, including the NEOs, to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the recipient.

Employee Benefit Plans and Perquisites

We do not generally provide perquisites or personal benefits to our NEOs. Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, life and disability plans, in each case on the same basis as all of our other employees. However, we do offer our NEOs company-paid supplemental individual disability insurance which provides for partial income replacement in the event of a total disability as well as some return to work benefits. In 2022, we changed our paid time off policy and as a result, paid out certain amounts of accrued vacation time to employees, including some of our NEOs.

We maintain a defined contribution retirement plan that provides eligible employees, including each of our NEOs, with an opportunity to save for retirement on a tax-advantaged basis (the “401(k) Plan”). Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. We have the ability to make discretionary contributions to the 401(k) Plan, but do not currently make contributions. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully-vested in their contributions. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, any current or former executive officer (including our NEOs) may be legally required to reimburse ACV for any incentive-based compensation that is granted, earned and/or vested based wholly or in part based on the achievement of a financial reporting measure. Additionally, we intend to implement a clawback policy to comply with the requirements of the Dodd Frank Wall Street Reform and Consumer Protection Act and in accordance with the requirements of the SEC and Nasdaq.

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Policy Prohibiting Hedging and Pledging and Other Stock Trading Policies

Our insider trading policy prohibits all non-employee directors, other applicable members of management, employees and designated consultants from purchasing our stock on margin or holding our stock in a margin account, pledging our stock as collateral for a loan or engaging in hedging, derivative or similar transactions with respect to our stock, such as prepaid variable forwards, equity swaps, collars, exchange funds, puts, calls and short sales.

Our insider trading policy also prohibits trading during certain quarterly and certain special blackout periods. Further, we have adopted Rule 10b5-1 trading plan guidelines that permits our NEOs to adopt the Exchange Act Rule 10b5-1 trading plans (“10b5-1 plans”). Under our 10b5-1 trading plan guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our insider trading policy and only when such individual does not otherwise possess material nonpublic information about the Company.

Compensation and Risk Management

Our Compensation Committee, Compensia, and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, practices and policies. Our Compensation Committee, with input and support from Compensia and management, has performed a compensation risk assessment. In particular, this assessment considered compensation program attributes that help to mitigate risk, including, for example:

•	the mix of cash and equity compensation;

•	a balance of short-term and long-term incentive plan designs with multiple performance measures that emphasize top and bottom-line performance;

•	our formal policies for equity administration;

•	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using ACV securities as collateral; and

•	the oversight of an independent Compensation Committee.

Based on this assessment, our Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on ACV.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our covered employees that exceeds $1 million per taxable year is generally non-deductible.

Although our Compensation Committee considers tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of ACV and our stockholders, which may include providing for compensation that is not deductible by ACV due to the deduction limit under Section 162(m).

Accounting Considerations

Our Compensation Committee considers the accounting treatment of the various elements of our executive compensation program. For example, we record our executive officers’ base salaries, equity awards, and our cash incentive compensation in our consolidated financial statements.

We follow the ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our NEOs and non-employee directors, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from their awards.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of ACV’s 2023 Proxy Statement. Based on this review and discussion, our Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in ACV’s 2023 Proxy Statement and incorporated into ACV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Respectfully submitted by:

Robert P. Goodman (Chair)

Brian Hirsch

Brian Radecki

Appendix A

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, for the periods presented:

	Year ended December 31,
	(in thousands)

	2022	2021

Adjusted EBITDA Reconciliation

Net loss	$(102,193)	$(78,182)

Depreciation and amortization	11,378	8,753

Stock-based compensation	39,324	23,692

Interest (income) expense	(4,103)	653

Provision for income taxes	87	724

Other (income) expense, net	(925)	223

Adjusted EBITDA	$(56,432)	$(44,137)

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EXECUTIVE COMPENSATION

2022 SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2022, 2021 and 2020, compensation awarded to, paid to, or earned by, our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)

George Chamoun,	2022	424,120	0	2,174,460	0	680,739	11,494	3,290,813
Chief Executive Officer	2021	318,750	0	16,164,094	0	500,000	5,245	16,988,089
	2020	258,988	275,000	0	0	0	1,620	535,608

William Zerella,	2022	373,958	0	1,159,710	0	385,751	18,883	1,938,302
Chief Financial Officer(6)	2021	365,000	0	0	0	350,000	4,653	719,653
	2020	99,167	45,000	0	7,415,755	0	5,450	7,565,372

Vikas Mehta,	2022	364,583	0	1,159,710	0	385,751	9,487	1,919,531
Chief Operating Officer	2021	303,066	0	8,082,047	0	350,000	3,237	8,738,350
	2020	237,262	120,000	0	0	0	1,700	358,962

Michael Waterman,	2022	314,583	0	604,015	0	393,321	5,229	1,317,148
Chief Sales Officer(7)	2021	256,250	0	4,041,013	0	325,000	5,229	4,627,492

Leanne Fitzgerald,	2022	292,519	0	1,894,200	0	196,667	3,140	2,386,526
Chief Legal Officer(7)	2021	—	—	—	—	—	—	—
(1)	Salary amounts represent actual amounts paid during the periods reported. See “—Narrative to the Summary Compensation Table—Annual Base Salary” below.
(2)	Amounts shown represent the NEOs’ total discretionary bonuses earned for 2020 and paid in 2021 as determined by our board of directors.
(3)

Amounts reported represent the aggregate grant date fair value of the RSUs granted to our NEOs during the 2022 fiscal year under our 2021 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K.

(4)

The amounts disclosed represent performance bonuses for 2021 and 2022 presented based on achievement of company performance goals as determined by our Board. See “—Narrative Disclosure to Summary Compensation Table—Annual Performance Bonus Opportunity” below.

In the case of 2022, the Compensation Committee determined to pay such amounts in February 2023 in the form of RSUs that were vested upon grant.

(5)

Amounts reported for 2022 include: (a) for Mr. Chamoun, (i) long term disability insurance premiums in the amount of $3,168.48, (ii) key man life insurance premiums we paid in the amount of $876.04 for which the Company is the beneficiary (iii) one-time paid time off payment of $6,249, and (iv) a cell phone allowance in the amount of $1,200; (b) for Mr. Zerella, (i) long term disability insurance premiums in the amount of $3,452.88, (ii) one-time paid time off payment of $14,230.22 and (iii) a cell phone allowance in the amount of $1,200; (c) for Mr. Mehta, (i) long term disability insurance premiums in the amount of $2,037.00, (ii) one-time paid time off payment of $6,249.76 and (iii) cell phone allowance in the amount of $1,200; (d) for Mr. Waterman, (i) long term disability insurance premiums in the amount of $4,028.52 and (ii) cell phone allowance in the amount of $1,200; and (e) for Ms. Fitzgerald, (i) long term disability insurance premiums in the amount of $2,290.48 and (ii) cell phone allowance in the amount of $1,200. In each case, the long-term disability insurance premiums provide additional disability insurance over the coverage provided to our other employees.

(6)	Mr. Zerella commenced employment as our Chief Financial Officer in September 2020.
(7)	Ms. Fitzgerald was not a NEO in 2020 or 2021 and Mr. Waterman was not a NEO for 2020 and, as a result, their compensation information of those years is not included.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Annual Base Salary

Our NEOs receive a base salary to compensate them for services rendered to us. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2022 annual base salary for Mr. Chamoun, Mr. Zerella, Mr. Mehta, Mr. Waterman and Ms. Fitzgerald was $424,120, $373,958, $364,583, $314,583 and $292,519, respectively. In establishing salary levels, we consider each NEO’s individual experience, responsibilities and performance and the pay levels of similarly situated executives at comparable companies. None of our NEOs is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. See “—Employment Arrangements” for additional information.

Annual Performance Bonus Opportunity

In March 2021, our Board adopted the Performance Bonus Plan. The Performance Bonus Plan is designed to provide incentives to participating executive officers, including our NEOs, to make important contributions to the company’s success and to reward such executive officers for their performance. The Performance Bonus Plan provides for bonus payments to each executive officer conditioned upon the achievement of certain performance goals established by the Compensation Committee, which may be corporate performance goals and/or individual performance goals and which may differ for each executive officer. For additional information on the Performance Bonus Plan metrics in 2022, please see “Executive Bonus Goal Setting”. In March 2022, our Board approved the following target annual bonus amounts for each of our NEOs: Mr. Chamoun, 125%; Mr. Zerella, 85%; Mr. Mehta, 85%; Mr. Waterman 100%; and Ms. Fitzgerald, 50%.

The amounts payable under the Performance Bonus Plans relating to 2022 were paid out in RSUs that were vested upon grant on February 23, 2023.

Equity-Based Incentive Awards

In April 2022, we granted each of Mr. Chamoun, Mr. Zerella, Mr. Mehta and Mr. Waterman RSUs, representing a contingent right to receive 241,071 shares, 128,571 shares, 128,571 shares and 66,964 shares, respectively, of our Class A common stock under the 2021 Equity Incentive Plan. The RSUs will vest with respect to one-twelfth of the RSUs each quarter over a three-year period beginning on July 1, 2022, subject to the NEO’s continuous service with us as of each such date. The compensation committee also approved a grant of 210,000 RSUs to Ms. Fitzgerald in connection with her commencement of employment in February 2022, with a grant date of April 1, 2022. 25% of Ms. Fitzgerald’s RSUs vested on April 1, 2023 and the remaining RSUs will vest in twelve equal quarterly installments thereafter, subject to Ms. Fitzgerald’s continued service with us as of each such date.

Employment Arrangements

Each of our NEOs has entered into a confirmatory offer letter, and is eligible for participation in both our Severance Plan (as defined below) and our Performance Bonus Plan. For additional information, please see “Agreements with Our NEOs,” above.

2022 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information with respect to plan-based awards granted to our NEOs during the fiscal year ended December 31, 2022.

Name	Approval Date	Grant Date	Threshold	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)(a)	Maximum	All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards(b)

George Chamoun	4/21/2022	6/2/2022				241,071	$2,174,460

			$281,250	$562,500	$843,750

William Zerella	4/14/2022	6/2/2022				128,571	$1,159,710

			$159,375	$318,750	$478,125

Vikas Mehta	4/14/2022	6/2/2022				128,571	$1,159,710

			$159,375	$318,750	$478,125

Michael Waterman	4/14/2022	6/2/2022				66,964	$604,015

			$162,500	$325,000	$487,500

Leanne Fitzgerald	2/3/2022	4/1/2022				210,000	$1,894,200

			$81,250	$162,500	$243,750
(a)

Prior to the 2022 adjustment to the performance metrics, the Performance Bonus Plan included performance goals as follows: threshold of $55 million of Adjusted EBITDA loss, target of $53 million of Adjusted EBITDA loss and stretch goal of $52 million of Adjusted EBITDA loss, as well as GAAP revenue goals, with a threshold of $465 million of GAAP revenue (at which point 50% pays out), target of $475 million of revenue (at which point 100% pays out) and stretch bonus goal of $490 million of revenue (at which point 150% pays out). After the 2022 adjustment to the performance goals, the Performance Bonus Plan paid out at 90% of target only if the goals were achieved. For more information regarding our Performance Bonus Plan, please see “Executive Bonus Goal Setting” in our Compensation Discussion and Analysis.

(b)	This column shows the grant date fair value, calculated in accordance with ASC Topic 718, of the RSUs granted to each NEO during 2022.

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2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth certain information regarding outstanding equity awards granted to our NEOs that remain outstanding as of December 31, 2022.

		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (As of December 31, 2022)(2)

George Chamoun	3/22/2017	1,763,430	—	0.14	3/21/2027	—		0

	3/22/2017	89,300	—	0.14	3/21/2027	—		0

	2/24/2021					464,060	(4)	$3,809,933

	6/2/2022					200,892	(5)	$1,649,323

William Zerella	10/27/2020	677,571	538,671	5.42	10/26/2030

	11/14/2020					109,375	(4)	$897,969

	6/2/2022					107,140	(5)	$879,619

Vikas Mehta	3/6/2019	57,292	21,355	2.00	3/5/2029

	3/6/2019	412,500		2.00	3/5/2029

	2/24/2021					232,029	(4)	$1,904,958

	6/2/2022					107,142	(5)	$879,636

Michael Waterman	10/26/2016	429,503		0.06	10/25/2026	—		0

	8/27/2017	323,189		0.14	8/26/2027	—		0

	2/24/2021					116,014	(4)	$952,475

	6/2/2022					55,803	(5)	$458,143

Leanne Fitzgerald	4/1/2022					210,000	(5)	$1,724,100
(1)	All awards listed in this table were granted pursuant to the 2015 Plan and are therefore redeemable for Class B shares. Each award listed in this table vests over a four-year period.
(2)	Market value is calculated based on the closing price of our Class A common stock on December 31, 2022, which was $8.21, as reported on Nasdaq.
(3)

One-fourth of the shares subject to the option award vested on January 22, 2020, and thereafter one-forty-eighth of the shares subject to the option award vest monthly, subject to Mr. Mehta’s continuous service with us.

(4)

These RSUs were granted on February 24, 2021, with one-sixteenth of the RSUs vesting each quarter over a four-year period beginning on July 1, 2021, subject to the applicable NEO’s continuous service with us as of each such vesting date.

(5)

These RSUs were granted on June 2, 2022, with one-twelfth of the RSUs vesting each quarter over a three-year period beginning on July 1, 2022 for each NEO other than Ms. Fitzgerald, subject to the applicable NEO’s continuous service with us as of each such vesting date. For Ms. Fitzgerald, 25% of her RSUs vested on April 1, 2023, and the remaining RSUs will vest in twelve equal quarterly installments thereafter, subject to her continued service with us as of each such vesting date.

2022 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

George Chamoun	—	—	225,802	2,519,575

William Zerella	—	—	83,929	767,499

Vikas Mehta	—	—	114,241	1,269,282

Michael Waterman	—	—	57,567	637,803

Leanne Fitzgerald	—	—	—	—

EMPLOYMENT ARRANGEMENTS

Each of our NEOs is an at-will employee. Except as set forth below, we have not entered into any employment agreements or offer letters with our NEOs.

We have entered into confirmatory offer letters with each of our NEOs, which provide for an initial annual base salary and target annual bonus opportunity (subject to the Performance Bonus Plan), each of which is subject to adjustment over time, and standard employee benefits generally available to our employees. We also have entered into an Employee Confidential Information and Inventions Assignment Agreement with each of our NEOs. As discussed under “—Potential Payments upon Termination or Change in Control” below, we have also adopted the Severance Plan, which includes a participation agreement, with each of our NEOs.

2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Regardless of the manner in which service terminates, each of our NEOs is entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation, as applicable.

Effective as of our initial public offering, each of our NEOs is eligible to receive payments and benefits under the terms of our Severance and Change in Control Plan (the “Severance Plan”), adopted by our Board in March 2021. The Severance Plan provides for severance and/or change in control payments and benefits to our NEOs upon (i) a “change in control termination” or (ii) a “regular termination” (each as described below). No amounts are payable under the Severance Plan or in respect of outstanding equity-based awards in the event of an NEO’s termination for cause, voluntary resignation without good reason or termination due to death or disability.

	Involuntary Termination without Cause	Resignation for Good Reason	Change in Control Termination without Cause	Change in Control Resignation for Good Reason

George Chamoun

Cash Severance	$1,518,750	$1,518,750	$1,518,750	$1,518,750

Continued Benefits	$43,807	$43,807	$43,807	$43,807

Option Acceleration	$—	$—	$—	$—

RSU Acceleration	$5,459,256	$5,459,256	$5,459,256	$5,459,256

Totals:	$7,021,813	$7,021,813	$7,021,813	$7,021,813

William Zerella

Cash Severance	$693,750	$—	$693,750	$693,750

Continued Benefits	$21,564	$—	$21,564	$21,564

Option Acceleration	$1,502,716	$—	$1,502,716	$1,502,716

RSU Acceleration	$1,777,605	$—	$1,777,605	$1,777,605

Totals:	$3,995,634	$—	$3,995,634	$3,995,634

Vikas Mehta

Cash Severance	$693,750	$—	$693,750	$693,750

Continued Benefits	$21,944	$—	$21,944	$21,944

Option Acceleration	$132,615	$—	$132,615	$132,615

RSU Acceleration	$2,784,602	$—	$2,784,602	$2,784,602

Totals:	$3,632,911	$—	$3,632,911	$3,632,911

Michael Waterman

Cash Severance	$650,000	$—	$650,000	$650,000

Continued Benefits	$21,564	$—	$21,564	$21,564

Option Acceleration	$—	$—	$—	$—

RSU Acceleration	$1,410,667	$—	$1,410,667	$1,410,667

Totals:	$2,082,230	$—	$2,082,230	$2,082,230

Leanne Fitzgerald

Cash Severance	$487,500	$—	$487,500	$487,500

Continued Benefits	$22,968	$—	$22,968	$22,968

Option Acceleration	$—	$—	$—	$—

RSU Acceleration	$1,724,100	$—	$1,724,100	$1,724,100

Totals:	$2,234,568	$—	$2,234,568	$2,234,568

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Change in Control Termination

Upon a change in control termination (defined as a termination without “cause” within the change in control period, which is three months prior to the closing of a change in control and 12 months after the closing of a change in control (as defined in the 2021 Plan)), each of our NEOs is entitled to a lump sum payment equal to a portion of his or her base salary (18 months for Mr. Chamoun and 12 months for each of the other NEOs), a lump sum payment equal to 150% (for Mr. Chamoun) or 100% (for each of the other NEOs) of his or her target annual cash bonus, payment of COBRA premiums for a specified period of time (up to 18 months for Mr. Chamoun and 12 months for each of the other NEOs) and accelerated vesting of all outstanding time-based equity awards. To the extent an equity award is not assumed, continued or substituted for in the event of certain change in control transactions and the NEO’s employment is not terminated as of immediately prior to such change in control, the vesting of such equity award will also accelerate in full (and for any equity awards subject to performance vesting, performance will be deemed to be achieved at the target performance level, unless otherwise provided in individual award documents; we do not currently grant performance vesting equity awards and do not have any outstanding).

Regular Termination

Upon a regular termination without “cause” outside of the change in control period, each of our NEOs is entitled to a lump sum payment equal to a portion of his or her base salary (12 months for Mr. Chamoun and nine months for each of the other NEOs) and payment of COBRA premiums for a specified period of time (up to 12 months for Mr. Chamoun and nine months for each of the other NEOs). All severance payments and benefits under the Severance Plan are subject to the NEO’s execution of a release of claims agreement with the company. Mr. Chamoun is additionally entitled to receive such severance benefits if he resigns for “good reason” outside of the change in control period.

For purposes of the Severance Plan, a “regular termination” is an involuntary termination of employment without “cause” (and not as a result of death or disability) or, with respect to Mr. Chamoun only, a resignation for “good reason,” in any case that does not occur during the period of time beginning three months prior to, and ending 12 months following, a “change in control”, as defined in the 2021 Plan, or the “change in control period.” For purposes of the Severance Plan, a “change in control termination” is an involuntary termination of employment without “cause” (and not as a result of death or disability) or a resignation for good reason, in any case that occurs during the change in control period.

In addition, each of our NEOs’ equity awards is subject to the terms of the 2015 Plan and 2021 Plan, as applicable, and the award agreements thereunder. A description of the vesting provisions of each equity award held by our NEOs, which is outstanding and unvested as of December 31, 2022 is provided above under “—Outstanding Equity Awards at December 31, 2022.”

Our NEOs are not entitled to any benefits other than accrued benefits if they are terminated due to death, disability or retirement.

RETIREMENT, WELFARE AND PERSONAL BENEFITS

We offer our United States employees, including our NEOs, comprehensive health and welfare programs including medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment protection, in each case on the same basis as with all of our other employees, except as otherwise described above under “Summary Compensation Table”. In addition, we offer a Section 401(k) plan and employee stock purchase plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)

Equity plans approved by stockholders	7,801,650	$2.67	21,351,120

Equity plans not approved by stockholders	—	—	—
(1)

Includes the 2015 Plan and the 2021 Plan, but does not include future rights to purchase Class A common stock under our 2021 ESPP, which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.

(2)	The weighted-average exercise price excludes any outstanding restricted stock unit awards, which have no exercise price.
(3)

Includes the 2021 Plan and ESPP. Stock options or other stock awards granted under the 2015 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan.

The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5.0% of the total number of shares of Class A common stock outstanding on December 31st of the preceding year; or such lesser number of shares of Class A common stock as determined by our Board prior to January 1st of a given year. In addition, the ESPP provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1.0% of the total number of shares of Class A common stock outstanding on December 31st of the preceding year, and (ii) 4,200,000 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our Board prior to January 1st of a given year.

Accordingly, on January 1, 2022, the number of shares of Class A common stock available for issuance under the 2021 Plan and the ESPP increased by 7,804,098 shares and 1,560,819 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

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Pay Versus Performance
The following table sets forth the compensation for our CEO and the average compensation for our other Named Executive Officers (“Other NEOs”) for 2021 and 2022 (each, a “Covered Year”), both as reported in the Summary Compensation Table (“SCT”) and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with rules adopted by the SEC in August 2022. “Compensation actually paid” does not reflect amounts actually realized by our CEO and Other NEOs, and may be higher or lower than the amounts, if any, that are ultimately realized by such individuals. The Compensation Committee did not consider “compensation actually paid”, as defined by the SEC, when making its executive compensation decisions for the Covered Years. Please see the Compensation Discussion and Analysis section in this proxy statement for a discussion of the Compensation Committee’s philosophy, objectives, and practices when making executive compensation decisions.
The table below also provides information for each Covered Year on our cumulative total shareholder return (“TSR”) and the cumulative TSR of our peer group (with each such TSR determined for the period commencing on our initial public offering registration date on March 22, 2021 (the “IPO Registration Date”)), our net (loss) income and our Adjusted EBITDA. We selected Adjusted EBITDA as our “most important financial performance measure” used to link “compensation actually paid” to our CEO and Other NEOs to our performance for 2022, because (i) we use this measure to assess our operating performance and the operating leverage in our business and (ii) our annual performance-based bonuses for our CEO and Other NEOs for 2022 were paid out at 90% of the target level based on achieving Adjusted EBITDA loss of no more than $60 million. We define Adjusted EBITDA as net income (loss), adjusted to exclude: depreciation and amortization; stock-based compensation expense; interest (income) expense; other (income) expense, net; provision for income taxes; and other one-time,
non-recurring
items, when applicable. We used Adjusted EBITDA as the key performance metric for our 202
2
 annual performance-based bonuses; please see the section of our Compensation
Discussion an
d Analysis entitled “2022 Executive
Compensatio
n Program—Annual Performance-Based Bonus Program”.

					Value of Initial Fixed $100 Investment Based on:

Fiscal Year (1)	SCT Total for CEO ($)	Compensation Actually Paid to CEO ($) (2)(3)	SCT Average Total for Other NEOs ($) (4)(5)	Average Compensation Actually Paid to Other NEOs ($)(3)(5)	ACV Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (5)	Net (loss) Income ($) (7)	Adjusted EBITDA ($) (8)

2022	3,290,813	(3,177,416)	1,890,377	(2,353,235)	$26	$76	(102.2)M	(56.4)M

2021	16,988,089	15,877,491	6,682,921	7,613,487	$60	$126	(78.2)M	(44.1)M
1.	We have not included information for fiscal year 2020 because we were not a public company until 2021.
2.
The following table shows for each Covered Year the adjustments made to the total compensation
shown for our CEO, George Chamoun, on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine CEO Compensation Actually Paid	2022	2021

SCT total amount	3,290,813	16,988,089

Less Amounts Reported under “Stock Awards” Column in SCT for the Covered Year	(2,174,460)	(16,164,094)

Plus Year-end Fair Value of Stock Awards Granted during Covered Year that Remain Unvested as of Year-end	1,649,323	12,240,009

Plus Fair Value on Vesting of Stock Awards Granted during Covered Year that Vest during Covered Year	274,825	1,980,144

Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Stock Awards and Option Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	(4,932,947)	—

Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Stock Awards and Option Awards Granted Prior to Covered Year that Vested during Covered Year	(1,284,970)	833,343

TOTAL ADJUSTMENTS:	(6,468,229)	15,053,496

TOTAL COMPENSATION ACTUALLY PAID:	(3,177,416)	15,877,491
3.
For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards and RSUs in accordance with ASC Topic 718 as of the end of the relevant fiscal year, other than the fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. The valuation assumptions used in the calculation of such amounts are set forth in Note 13—Stock-based Compensation in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2022.

4.	The Other NEOs for 2021 were Vikas Mehta and Michael Waterman. The Other NEOs for 2022 were William Zerella, Vikas Mehta, Leanne Fitzgerald and Michael Waterman.

5.
The following table shows for each Covered Year presented the adjustments made to the average of the total compensation shown for the Other NEOs on the SCT to arrive at “compensation actually paid” as reflected on the table above:

Adjustments to Determine Average Other NEO Compensation Actually Paid	2022	2021

SCT total amount	1,890,377	6,682,921

Less Amounts Reported under “Stock Awards” Column in SCT for the Covered Year	(1,204,409)	(6,061,530)

Plus Year-end Fair Value of Stock Awards Granted during Covered Year that Remain Unvested as of Year-end	985,378	4,589,999

Plus Fair Value on Vesting of Stock Awards Granted during Covered Year that Vest during Covered Year	92,373	742,552

Change (positive or negative) in Fair Value from Prior Year-end to Covered Year-end of Stock Awards and Option Awards Granted Prior to Covered Year that were Outstanding and Unvested as of Covered Year-end	(2,550,582)	509,249

Change (positive or negative) in Fair Value from Prior Year-end to Vesting Date of Stock Awards and Option Awards Granted Prior to Covered Year that Vested during Covered Year	(1,566,372)	1,150,296

TOTAL ADJUSTMENTS:	(4,243,612)	930,566

TOTAL AVERAGE COMPENSATION ACTUALLY PAID:	(2,353,235)	7,613,487
5.
TSR shown in this table utilizes the
Nasdaq-100
Technology Sector Index, which is the index included in the stock performance graph required by Item 201(e) of Regulation
S-K
in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2022. The comparison assumes $100 was invested in our Class A Common Stock and in the
Nasdaq-100
Technology Sector Index for the period commencing on our IPO Registration Date and ending on December 31 of each Covered Year. All dollar values assume reinvestment of the pre-tax
value of any dividends paid by companies included in the
Nasdaq-100
Technology Sector Index The historical stock price performance of our common stock shown is not necessarily indicative of future stock price performance.

6.
Reflects “Net (loss) income” for each Covered Year as set forth in our Consolidated Statements of Operations included in our Annual Report on Form
10-K
for each of the Covered Years. For the avoidance of doubt, “Net (loss) income” is a GAAP measure.

7.
Reflects “Adjusted EBITDA” for each Covered Year as set forth in our Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form
10-K
for each of the Covered Years.

Discussion of Compensation Actually Paid
As reflected in the tables above, changes in the market price of our common stock following the date of grant of an award can have a significant impact on the disclosure of “compensation actually paid” to our CEO and Other NEOs, as calculated pursuant to the SEC rule.
Further, the timing of equity grants may also unintentionally impact the “compensation actually paid” as calculated pursuant to the rule. Changes in the market price of our common stock following the grant date significantly affect “compensation actually paid” in each period.
To assist in understanding these changes in value, the following table shows the price for one share of our Class A Common Stock as of the IPO Registration Date and the closing price of one share of our Class A Common Stock on the last trading day of each Covered Year:

	12.31.22	12.31.21	IPO Registration Date

Price of our Common Stock	$8.21	$18.84	$30.00

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In addition, the graph below illustrates the TSR on a fixed $100 investment made as of the IPO Registration Date in shares of our Class A Common Stock and in the
Nasdaq-100
Technology Sector Index.

Set forth below are charts illustrating the relationship between (a) the “compensation actually paid” to our CEO and (b) the average “compensation actually paid” to our Other NEOs during each Covered Year and each of:

•	ACV’s cumulative TSR for each Covered Year (commencing with the IPO Registration Date);

•	ACV’s Net (loss) income for each Covered Year; and

•	ACV’s Adjusted EBITDA each Covered Year.

Most Important Performance Measures for FYE 2022
The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking “compensation actually paid” to our CEO and Other NEOs for the fiscal year ended December 31, 2022 to performance. Only two financial measures are linked to compensation under the Performance Bonus Plan. These performance metrics are the most pertinent to our business model in the dealer wholesale market, which has been susceptible to the volatile environment of the past year, because of the reduction in the total addressable market, even though we were able to grow our market share. We have seen shareholders place value on progress being made in EBITDA, and have aligned our compensation accordingly.

Performance Measure	What it Measures

Adjusted EBITDA ($)
Our net income (loss), adjusted to exclude: depreciation and amortization, stock-based compensation expense, interest (income) expense, other (income)

expense, net, provision for income taxes, and other
one-time,
non-recurring
items, when applicable

Revenue ($)	Our revenue (determined on a consolidated basis) reported in our audited financial statements

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 3, 2023 by:

•	each of our Named Executive Officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 128,854,443 shares of Class A common stock and 30,275,430 shares of Class B common stock outstanding as of April 3, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options or RSUs held by the person that are currently exercisable, or would become exercisable, or would vest based on service-based vesting conditions, as applicable, within 60 days of April 3, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o ACV Auctions Inc., 640 Ellicott Street, #321, Buffalo, New York 14203.

	Beneficial Ownership

	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
Beneficial Owner	Number of Shares	%	Number of Shares	%
5% Stockholders:
Entities affiliated with Bessemer Venture Partners(1)			16,845,152	55.6%	39.0%

Entities affiliated with Tribeca Venture Partners(2)			8,029,846	26.5%	18.6%

George Chamoun(3)			6,273,124	19.5%	14.1%

ArrowMark Colorado Holdings LLC(4)	18,139,809	14.1%			4.2%

The Vanguard Group(5)	10,856,555	8.4%			2.5%

Entities affiliated with Atreides Management(6)	10,172,319	7.9%			2.4%

FMR LLC(7)	9,966,526	7.7%			2.3%

BlackRock, Inc.(8)	8,071,273	6.3%			1.9%
Directors and Named Executive Officers:

George Chamoun(3)	646,607	*	6,273,124	19.5%	14.1%

William Zerella(9)	333,567	*	968,488	3.1%	2.3%

Vikas Mehta(10)	354,429	*	1,389,537	4.5%	3.3%

Michael Waterman(11)	275,206	*	856,619	2.8%	2.0%

Leanne Fitzgerald	225,510	*			*

Kirsten Castillo(12)			83,333	*	*

Robert P. Goodman(13)	726,383	*			*

Brian Hirsch(2)	332,826	*	8,029,846	26.5%	18.7%

René F. Jones(14)			83,333	*	*

Eileen A. Kamerick(15)			143,482	*	*

Brian Radecki	21,101	*	26,667	*	*

All executive officers and directors as a group (12 persons)(16)	3,131,585	2.4%	18,623,473	13.9%	39.5%
*	Less than one percent.
†

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(1)

Consists of (i) 153,529 shares of Class B common stock held by 15 Angels III LLC, or 15 Angels, (ii) 7,424,432 shares of Class B common stock held by Bessemer Venture Partners IX Institutional L.P., or Bessemer Institutional, and (iii) 9,267,191 shares of Class B common stock held by Bessemer Venture Partners IX L.P, or Bessemer IX, (collectively, the “Bessemer Entities”). 15 Angels is wholly owned by Bessemer Institutional. Deer IX & Co. L.P., or Deer IX L.P., is the general partner of the Bessemer Entities. Deer IX & Co. Ltd., or Deer IX Ltd., is the general partner of Deer IX L.P. Robert P. Goodman, a member of our Board, David J. Cowan, Byron B. Deeter, Jeremy S. Levine, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer IX Ltd. acting as an investment committee. Mr. Goodman is a Partner of Bessemer Venture Partners. Mr. Goodman disclaims beneficial ownership of the securities held by the Bessemer Entities, except to the extent of his pecuniary interest, if any, in such securities by virtue of his indirect interest in the Bessemer Entities. The address of each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Ave., Suite 104, Larchmont, NY 10538.

(2)

Consists of (i) 226,031 shares of Class B Common Stock held by Tribeca Access Fund, L.P., (ii) 42,200 shares of Class B Common Stock held by Tribeca ACV Holdings, LLC, (iii) 1,940,405 shares of Class B Common Stock held by Tribeca Venture Fund II New York, L.P., (iv) 5,821,210 shares of Class B Common Stock held by Tribeca Venture Fund II, L.P. (collectively, the “Tribeca Venture Entities”), and (v) with respect to Brian Hirsch only, 332,826 shares of Class A Common Stock held by Mr. Hirsch. Pursuant to a series of letter agreements with ACV, dated March 23, 2021 (the “Letter Agreements”), the Tribeca Venture Entities agreed to restrictions on the ability to convert their collective shares of Class B common stock to Class A common stock. Pursuant to the Letter Agreements, the Tribeca Venture Entities, together with any Attribution Parties (as defined in the Letter Agreements), may not convert any shares of Class B common stock to the extent that their collective ownership of Class A common stock would exceed 4.99% of the Class A common stock immediately following such conversion. Each of Tribeca Venture Partners II GP, LLC, the general partner of the Tribeca Venture Entities, and Mr. Hirsch, a member of our board of directors, and Charles Meakem, the managing partners of Tribeca Venture Partners II GP, LLC, have voting and dispositive power over the shares held by the Tribeca Venture Entities. Mr. Hirsch is a Co-Founder and Managing Partner of Tribeca Venture Partners. The address of each of these entities is 99 Hudson Street, 15th Floor New York, NY 10013.

(3)

Consists of (i) 4,420,394 shares of Class B common stock held by Mr. Chamoun, and (ii) 1,852,730 shares of Class B common stock issuable upon the exercise of stock options held by Mr. Chamoun that are currently exercisable or will be exercisable within 60 days of April 8, 2022.

(4)	The address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, CO 80206.
(5)	The address of the Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(6)

Consists of shares held by Atreides Management, LP, Atreides Management, LLC, and Gavin Baker. Atreides Management, LP serves as the investment manager to certain investment funds and/or accounts, with respect to the shares of Class A common stock held by such funds or accounts. Atreides Management, LLC serves as the general partner to Atreides Management, LP, with respect to the shares of Class A common stock held by such funds or accounts. Gavin Baker serves as the managing member to Atreides Management, LLC with respect to the shares of Class A common stock held by such funds or accounts. The address for Atreides Management, LP is One International Place, Suite 4410, Boston, MA 02110.

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	53

(7)

Consists of 9,966,526 shares of Class A common stock held by FMR LLC, certain of its subsidiaries and affiliates and other companies. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, MA 02110.

(8)	The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(9)

Consists of (i) 333,567 shares of Class A common stock held by Mr. Zerella, (ii) 204,097 shares of Class B common stock held by Mr. Zerella and (iii) 764,391 shares of Class B common stock issuable upon the exercise of stock options held by Mr. Zerella that are currently exercisable or will be exercisable within 60 days of April 3, 2023.

(10)

Consists of (i) 354,429 shares of Class A common stock held by Mr. Mehta, (ii) 898,390 shares of Class B common stock held by Mr. Mehta, and (iii) 491,147 shares of Class B common stock issuable upon the exercise of stock options held by Mr. Mehta that are currently exercisable or will be exercisable within 60 days of April 3, 2023.

(11)

Consists of (i) 275,206 shares of Class A common stock held by Mr. Waterman, (ii) 103,927 shares of Class B common stock held by Mr. Waterman, and (ii) 752,692 shares of Class B common stock issuable upon the exercise of stock options held by Mr. Waterman that are currently exercisable or will be exercisable within 60 days of April 3, 2023.

(12)

Consists of 83,333 shares of Class B common stock issuable upon the exercise of stock options held by Ms. Castillo that are currently exercisable or will be exercisable within 60 days of April 3, 2023.

(13)

Consists of (i) 665,193 shares of Class A common stock held by Mr. Goodman, (ii) 22,125 shares of Class A common stock held by NB Group, LLC, over which Mr. Goodman exercises control, (iii) 13,061 shares of Class A common stock held by Cracktuxet II, LLC, over which Mr. Goodman exercises control, and (iv) 26,004 shares of Class A common stock held by Katama Point LLC, over which Mr. Goodman exercises control. Mr. Goodman, a member of our Board, is a Partner of Bessemer Venture Partners. Mr. Goodman disclaims beneficial ownership of the securities held by the Bessemer Entities (as defined above) referred to in footnote (1) above, except to the extent of his pecuniary interest, if any, in such securities by virtue of his indirect interest in the Bessemer Entities.

(14)	Consists of 83,333 shares of Class B common stock issuable upon the exercise of stock options held by Mr. Jones that are currently exercisable or will be exercisable within 60 days of April 3, 2023.
(15)

Consists of 143,482 shares of Class B common stock issuable upon the exercise of stock options held by Ms. Kamerick that are currently exercisable or will be exercisable within 60 days of April 3, 2023.

(16)

Consists of (i) 3,131,585 shares of Class A common stock held by our directors and Executive Officers, (ii) 5,793,623 shares of Class B common stock held by our directors and executive officers, (iii) 10,417 shares of Class B common stock issuable upon the settlement of RSUs held by our directors and executive officers within 60 days of April 3, 2023, (iv) 4,789,587 shares of Class B common stock issuable upon exercise of stock options held by our directors and executive officers that are currently exercisable or will be exercisable within 60 days of April 3, 2023, and (v) 8,029,846 shares of Class B common stock beneficially owned by our directors and officers.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons that beneficially own more than 10% of our Class A and Class B common stock, file certain reports of beneficial ownership of the common stock and changes in such ownership with the SEC and provide copies of these reports to us. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely on our review of the copies of such forms in our possession and written representations furnished to us, we believe that in 2022 each reporting person complied with these filing requirements, except as described below. Mr. Chamoun, Mr. Mehta, Mr. Waterman, Mr. Zerella and Mr. Craig Anderson each filed a late Form 4 to report shares withheld by us to cover the tax liability upon the vesting of time-vesting RSUs, in each case due to an administrative error by the Company. Each late Form 4 includes transactions not reported on a timely basis: Mr. Chamoun (four), Mr. Mehta (six), Mr. Waterman (four), Mr. Zerella (ten) and Mr. Anderson (four).

TRANSACTIONS WITH RELATED PERSONS

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Board or our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, would have a direct or indirect interest, must be presented to our Board or our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Board or our Audit Committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following is a summary of transactions since January 1, 2022, to which we have been a participant in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of any class of our Class A common stock or Class B common stock at the time of such transaction, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

INDEMNIFICATION AGREEMENTS

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

EMPLOYMENT OF FAMILY MEMBER

A brother of George Chamoun, our Chief Executive Officer and a member of our Board, is employed by ACV Auctions. Since January 1, 2022, his annual salary in the role of National Director, Field Initiatives and subsequently in his role of Director, Business Development, has been $150,000, and has remained the same through March 31, 2023. As part of Mr. Chamoun’s fiscal 2022 compensation, he also received a bonus of $20,000, an RSU award valued at $10,125 at the time of the grant, and a one-time vacation pay out of $2,884.50.

BANKING RELATIONSHIP

We maintain a bank account with M&T Bank. René Jones, who is a member of our board, is the CEO and Chairman of the Board of Directors for M&T. We paid $971,196 in service charge fees to M&T for banking services provided between January 1, 2022 and March 31, 2023, which are in line with the bank’s normal fee structure.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Some brokers with account holders who are our stockholders may be “householding” our proxy materials. For those stockholders receiving materials in the mail, a single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or us. Direct your written request to us via email at ACVAuctionsIR@icrinc.com or by phone at 646-677-1847. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K has been posted on the Internet along with this Proxy Statement and is accessible by following the instructions in the Notice of Internet Availability of Proxy Materials. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investors.acvauto.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is also available without charge upon written request to us via email at ACVAuctionsIR@icrinc.com.

ACV AUCTIONS	2023 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	57

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy Materials or in the proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save us the cost of printing and mailing documents and will reduce the environmental impact of our annual meetings.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons acting as proxies to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Leanne Fitzgerald

Chief Legal Officer and Secretary

April 19, 2023

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET Go To: www.proxypush.com/ACVA • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-425-1701 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
You must register prior to the meeting to attend the meeting online and/or participate at www.proxydocs.com/ACVA

ACV Auctions Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 3, 2023

TIME:	Tuesday, May 30, 2023 4:00 PM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/ACVA for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints George Chamoun, William Zerella and Leanne Fitzgerald (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of ACV Auctions Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

ACV Auctions Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH NOMINEE FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 4

THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR

	PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	Elect two Class II directors:	FOR	WITHHOLD

	1.01 Eileen A. Kamerick	☐	☐			FOR

	1.02 Brian Hirsch	☐	☐			FOR

		FOR	AGAINST	ABSTAIN

2.	Approval, on a non-binding, advisory basis, of the compensation of our named executive officers,	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN

3.	Approval, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers,	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN

4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and	☐	☐	☐		FOR

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

You must register prior to the meeting to attend the meeting online and/or participate at www.proxydocs.com/ACVA

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date